Exhibit 10.1(d)
                                           ---------------

                         LEASE

                        BETWEEN

                SSI MANSFIELD, L.L.C.,

         A DELAWARE LIMITED LIABILITY COMPANY,

                     AS LANDLORD,

                          AND

                 SCHOOL SPECIALTY INC.

               A WISCONSIN CORPORATION,

                       AS TENANT

             DATED AS OF NOVEMBER 3, 2000

                   TABLE OF CONTENTS
                                                             Page
1.   Demise of Premises.                                        1
2.   Title and Condition.                                       1
3.   Use of Premises.                                           2
4.   Term.                                                      2
5.   Rent.                                                      3
6.   Net Lease; Non-Terminability.                              4
7.   Taxes and Assessments; Tax and Insurance Escrow;
     Compliance with Law; Environmental Matters.                5
8.   Indemnification.                                          10
9.   Liens.                                                    11
10.  Maintenance and Repair.                                   12
11.  Alterations.                                              13
12.  Insurance.                                                17
13.  Casualty.                                                 21
14.  Condemnation.                                             22
15.  Termination of Lease Following Major Casualty,
     Major Condemnation or Material Temporary Taking.          24
16.  Assignment and Subletting.                                25
17.  Intentionally Omitted.                                    27
18.  Financial Statements.                                     27
19.  Permitted Contests.                                       28
20.  Default Provisions.                                       29
21.  Additional Rights of Landlord.                            33
22.  Notices, Demands and Other Instruments.                   34
23.  Transfer by Landlord.                                     35
24.  Mortgaging by Landlord.                                   37
25.  Estoppel Certificates.                                    39
26.  No Merger.                                                39
27.  Surrender.                                                39
28.  Severability.                                             39
29.  Savings Clause.                                           40

30.  Binding Effect.                                           40
31.  Memorandum of Lease.                                      40
32.  Table of Contents; Headings.                              40
33.  Governing Law.                                            40
34.  Certain Definitions.                                      40
35.  Assignment of Intangibles.                                41
36.  Representation and Warranties.                            42
37.  Exhibits.                                                 42
38.  Exculpatory Clause.                                       42
39.  Jury Waiver.                                              42
40.  Quiet Enjoyment.                                          42
41.  Early Termination Option.                                 43
42.  Landlord Initiated Financing.                             49

                           EXHIBITS

Exhibit 1.1         Legal Description
Exhibit 5-1         Interim Term and Primary Term Basic Rent
Exhibit 5-2         Extended Term Basic Rent
Exhibit 2           Permitted Exceptions
Exhibit 15-1        Purchase Price Schedule
Exhibit 15-2        Additional Sales Closing Requirements
Exhibit 17          Determination of Fair Market Value
Exhibit 25-1        Estoppel Certificate
Exhibit 25-2        Estoppel Certificate
Exhibit 31          Memorandum of Lease
Exhibit 36          Representations and Warranties

                 INDEX OF DEFINITIONS

                                Page                                      Page
Accrued Property Expenses         46  Late Charge                            3
Additional Rent                    3  Lease                                 41
Adjusted Price                    44  Legal Requirements                    40
Affiliate                         45  Marketing Expenses                    43
Affiliated Group                  36  Marketing Period                      43
Alterations                       13  Material Temporary Taking             22
Alterations Budget                14  Mezzanine                             17
Bankruptcy Law                    30  Minimum Price                         37
Bankruptcy Laws                   30  Mortgage                              37
Basic Rent                         3  Mortgage Default Rate                  4
Basic Rent Payment Dates           3  Mortgagee                             37
C/C Purchase Offer                24  Net Award                             23
Casualty                          21  Net Insurance Proceeds                20
Competing Business                36  Net Sales Proceeds                    46
Condemnation                      22  Non-Termination Taking                22
control                           45  Notice                                34
Damages                           10  Notice of Acceptance                  48
Default Purchase Offer            33  Notice of Qualified Offer Rejection   47
Default Rate                       4  Permitted Exceptions                   1
Discount Rate                     32  Premises                               1
Early Termination Closing Date    45  Primary Term                           2
Early Termination Notice          43  Prohibition Period                    45
Early Termination Payment         46  Property Insurance                    17
Easements                         12  Proposed Early Termination Date       43
Environmental Laws                 9  Purchase Contract                     45
Event of Default                  29  Qualified Offer                       44
Excess Fees                       45  Qualified Transferee                  36
Extended Term                      2  Rejected Qualified Offer              47
Extension Notice                   2  Required Insurance                    17
Finance Election Notice           48  Sale Notice                           36
Financing Expenses                49  Scheduled Price                       44
Hazardous Material                 9  SEC                                   26
Imposition                        40  Severable Additions                   16
Improvements                       1  Taxes                                  5
Indemnified Parties                8  Tenant                                 1
Indemnified Party                  8  Tenant Easement                       42
Interest Savings                  48  Tenant Easements                      42
Interim Term                       2  Tenant's Pro Rata Portion             49
Land Parcel                        1  Tenant's Purchase Notice              36
Landlord                           1  Tenant's Share of Financing Expenses  49
Landlord Easement                 42  Term                                   2
Landlord Easements                42  Termination Date                      24
Landlord Initiated Finance Notice 48  Termination Notice                    24

                       LEASE

          THIS LEASE, dated as of November 3, 2000, between SSI MANSFIELD, L.L.C., an Delaware limited liability company (herein, as further defined in Paragraph 34, called "Landlord"), having an address at c/o Mesirow Realty Sale-Leaseback, Inc., 350 North
Clark Street, Chicago, Illinois 60610, and SCHOOL
SPECIALTY INC., a Wisconsin corporation (herein called
"Tenant"), having an address at 1000 North Bluemound
Drive, Appleton, Wisconsin 54915.

          1.   Demise of Premises.

          In consideration of the rents and covenants herein stipulated to be paid and performed, Landlord hereby demises and lets to Tenant, and Tenant hereby lets from Landlord, for the term herein described, the premises (herein called the "Premises") consisting of:

          1.1 That parcel of land legally and commonly described on Exhibit 1.1 attached hereto and made a part hereof, together with all of Landlord's right, title and interest, if any, in and to all easements, rights of way, appurtenances, strips and gores of land, mineral rights, water rights and other interests, rights and benefits thereunto belonging, and to all public or private streets, roads, avenues, alleys, or passways, open or proposed, on or abutting the parcel of land, and to any award made to or to be made in lieu thereof, and in and to any award for damage to the parcel of land or any part thereof by reason of a change of grade in any street, alley, road or avenue, as aforesaid (collectively, the "Land Parcel");

          1.2  The approximately 314,736 square foot
warehouse facility and other improvements of every kind and description on, over and under the Land Parcel;
parking areas on the Land Parcel; and Landlord's right, title and interest in all systems, building fixtures, amenities, facilities, machinery and equipment used in the operation of the facility and other improvements, conduits, ducts, hot water heaters, oil burners, domestic water systems, and installations including those used to provide fire protection, heat, exhaust, ventilation, air conditioning, electrical power, light, plumbing, refrigeration, gas, sewer and water thereto, all elevators, escalators, canopies, and the physical structure of all signs (excluding any right to use any trade names or trademarks of Tenant depicted on the signs), which are used solely for the operation of the building (collectively, the "Improvements"); but, excluding Tenant's personal property and trade fixtures
(including without limitation Tenant's inventory, non-building equipment, and non-building machinery used in the operation of Tenant's business on the Premises).

          2.   Title and Condition.

          The Premises are demised and let subject to
(a) the rights of any parties in possession and the existing state of the title as of the commencement of the Term of this Lease, including those encumbrances listed in Exhibit 2 (the "Permitted Exceptions"),
(b) any state of facts which an accurate survey or physical inspection thereof might show, (c) all zoning regulations, restrictions, rules and ordinances, building restrictions and other laws and regulations now in effect or hereafter adopted by any governmental authority having jurisdiction, and (d) the condition of any buildings, structures and other improvements located thereon, as of the commencement of the Term of this Lease, without representation or warranty by Landlord. Tenant represents that it has been in possession of the Premises prior to the commencement of the Term of this Lease, has thoroughly familiarized itself with the Premises in all respects, and has examined the title to, zoning and other restrictions applicable to and the condition of the Premises and has found the same to be satisfactory to it.

          3.   Use of Premises.

          Subject to applicable Legal Requirements,
Tenant may use the Premises only for any use complying with applicable zoning regulations, building restrictions, rules and ordinances and other restrictions contained in this Lease provided that any new use arising after the Commencement Date does not materially increase the environmental risk to the Premises or increase the risk of any Hazardous Material being released or discharged at or from the Premises or any Environmental Laws being violated.

          4.   Term.

          Subject to the terms and conditions hereof, Tenant shall have and hold the Premises for an interim term (herein called the "Interim Term") commencing on the date hereof and continuing until the last day of the calendar month in which the date hereof occurs
(provided that if the Lease commences on the first day of a calendar month there shall be no Interim Term) and a primary term (herein called the "Primary Term") commencing on the first day of the first calendar month following the date hereof (except if this Lease commences on the first day of a calendar month, the Primary Term shall commence on said first day), and continuing for twenty years. Provided an Event of Default does not exist as of the time any option is exercised, Tenant shall have the option to extend this Lease for four consecutive terms of five (5) years each (herein individually called an "Extended Term" and, together with the Interim Term if any and the Primary
Term, called the "Term"), unless this Lease shall expire or be sooner terminated pursuant to the terms hereof. Tenant shall exercise its option to extend the Term for an Extended Term only by giving written notice
(an "Extension Notice") to Landlord. In order to exercise its option to extend the Term for any Extended
Term, Tenant shall deliver such Extension Notice to Landlord not earlier than twenty-four (24) months and not later than twelve (12) months prior to the then-scheduled expiration of the Term. Upon the giving of an Extension Notice, the Term shall be automatically extended for such Extended Term on the terms and conditions provided in this Lease, except that Tenant shall have no further option to extend the Term beyond said four additional periods of five (5) years each.
Upon the request of Landlord or Tenant, the parties hereto will execute and exchange an instrument in recordable form setting forth any extension of the Term in accordance with this Paragraph 4 and Exhibit 5-2.
If Tenant does not timely give an Extension Notice in accordance with the provisions of this Paragraph 4,
(i) Tenant shall thereafter have no right to extend the Term and (ii) Landlord shall have the right during the remainder of the Term to advertise the availability of the Premises for sale or reletting and to erect upon the Premises signs appropriate for the purpose of indicating such availability, provided that such signs do not unreasonably interfere with the use of the Premises by Tenant.

          5.   Rent.

          (a) Tenant covenants to pay to Landlord, as rent for the Premises during the Interim Term and the Primary
Term of this Lease, the amounts set forth on Exhibit 5-
1 hereto, and during each Extended Term the amounts determined pursuant to Exhibit 5-2 hereto (herein called the "Basic Rent") in monthly installments in advance on the first day of each calendar month (herein called the "Basic Rent Payment Dates") by wire or other electronic transfer of immediately available funds or by check payable to the Landlord at the address set forth above and/or to such other person or such other place or account as Landlord from time to time may designate to Tenant in writing; provided, Landlord may designate to Tenant in writing that all or a portion of the monthly Basic Rent be paid directly to a Mortgagee or an institutional payment agent, and the remainder be paid as otherwise designated in writing by Landlord.
Any payment made by check shall be deemed made on the date received, subject to collection. Subject to the second sentence of Subparagraph 7(a), Tenant shall pay when due all taxes payable on Basic Rent and Additional
Rent, whether imposed on Landlord or Tenant, including without limitation, all gross rent taxes and sales taxes on such Basic Rent and Additional Rent, but calculated as if the Basic Rent and the Additional Rent were the sole income of Landlord.

          (b) Tenant covenants that all other amounts, liabilities and obligations which Tenant assumes or agrees to pay or discharge pursuant to this Lease together with every fine, penalty, interest and cost which may be added for nonpayment or late payment thereof, shall constitute additional rent hereunder
(herein called "Additional Rent"). In the event of any failure by Tenant to pay or discharge any Additional
Rent, Landlord shall have all rights, powers and remedies provided herein or by law in the case of nonpayment of Basic Rent. Tenant also covenants to pay to Landlord on demand an amount (the "Late Charge") equal to five percent (5%) of the payment amount then due on all installments of Basic Rent or Additional
Rent which are more than five (5) days overdue, to cover Landlord's administrative expenses. Landlord is obligated to pay any late fees charged by Mortgagee with respect to the Mortgage if the Late Charge is paid by Tenant. The actual amount of Landlord's administrative expenses arising by reason of a late payment will be difficult to ascertain, and the parties agree that the Late Charge as calculated above is a reasonable estimate thereof. In addition, Tenant further covenants to pay to Landlord on demand interest at the per annum rate of interest equal to five percent
(5%) plus the "prime rate" as reported by the Wall
Street Journal, or at the maximum rate permitted by applicable law, whichever is less, on all Basic Rent and Additional Rent due to Landlord from the date due until such amount is paid in full. If the Wall Street
Journal is no longer published or the Wall Street
Journal discontinues publication of the "prime rate," then Landlord shall substitute a comparable prime rate.
Notwithstanding the two prior sentences of this Subparagraph 5(b) to the contrary, so long as any debt secured by a first Mortgage against the Premises remains outstanding (including such debt as exists on the date hereof and any such debt incurred in the future), the rate of interest that shall apply under this Lease to all overdue Basic Rent and Additional
Rent shall be the lesser of (i) the maximum rate permitted by applicable law, or (ii) the interest rate applicable to late payments of interest or principal due with respect to such debt (which interest rate under such first Mortgage is referred to herein as the "Default Rate"); said lower rate described in clauses
(i) or (ii) being referred to as the "Mortgage Default
Rate"; provided, however, such Mortgage Default Rate shall only apply to the overdue Basic Rent while
Landlord is obligated to pay interest at the Default
Rate on late payments with respect to said Mortgage debt (and at all other times the rate described in the prior two sentences of this Subparagraph 5(b) shall continue to apply to overdue Basic Rent and Additional
Rent). At the written request of Tenant Landlord will advise Tenant of the amount of the Mortgage Default
Rate in a Landlord's certificate delivered to Tenant pursuant to Subparagraph 25(b) hereof.

          6.   Net Lease; Non-Terminability.

          (a)  This is an absolutely net lease to Landlord.
It is the intent of the parties hereto that the Basic Rent payable under this Lease shall be an absolutely net return to the Landlord and that the Tenant shall pay all costs and expense relating to the Premises and the business carried on therein, unless otherwise expressly provided to the contrary in this Lease. Any amount or obligation relating to the Premises which is not expressly declared to be that of the Landlord shall be deemed to be an obligation of the Tenant to be performed by the Tenant at the Tenant's expense. Basic
Rent and Additional Rent shall be paid by Tenant without notice or demand (except as expressly provided herein), setoff, counterclaim, abatement, suspension, deduction or defense.

          (b) This Lease shall not terminate, nor shall Tenant have any right to terminate this Lease (except as otherwise expressly provided to the contrary in Paragraphs 15 or 41), nor shall Tenant be entitled to any abatement of rent, nor shall the obligations of Tenant under this Lease be affected, by reason of any of the following: (i) any damage to or destruction of all or any part of the Premises from whatever cause regardless of whether the improvements may be rebuilt following such damage or destruction to be the same as they were before such event because of applicable Legal
Requirements or otherwise; (ii) the taking of the Premises or any portion thereof by condemnation, eminent domain, requisition or otherwise; (iii) the prohibition, limitation or restriction of Tenant's use of all or any part of the Premises, or any interference with such use; (iv) any eviction by paramount title or otherwise; (v) Tenant's acquisition or ownership of all or any part of the Premises, except as expressly provided herein; (vi) any default on the part of Landlord under this Lease or under any other agreement to which Landlord and Tenant may be parties; or
(vii) any other cause whether similar or dissimilar to the foregoing, any present or future law to the contrary notwithstanding. It is the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that the Basic Rent and the Additional Rent shall continue to be payable in all events, and that the obligations of Tenant hereunder shall continue unaffected in all events, unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease. Notwithstanding anything to the contrary contained above in this Paragraph 6, Tenant retains a separate and independent right to sue Landlord or seek equitable remedies against Landlord with respect to any claim Tenant may have against Landlord in any way relating to this Lease or the Premises; provided, however, any judgment, order or injunctive or equitable relief granted in favor of Tenant shall not abate, be set off against, reduce or otherwise affect Tenant's obligation to pay Basic Rent or Additional Rent or terminate this Lease or reduce or otherwise affect any of Tenant's obligations hereunder.

          (c) Tenant agrees that it will remain obligated under this Lease in accordance with its terms, and that it will not take any action to terminate, rescind or avoid this Lease, notwithstanding (i) the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, or winding-up or other proceeding affecting Landlord or its successors in interest or (ii) any action with respect to this Lease which may be taken by any trustee or receiver of Landlord or its successors in interest or by any court in any such proceeding.

          (d) Tenant waives all rights which may now or hereafter be conferred by law (i) to quit, terminate or surrender this Lease or the Premises or any part thereof or (ii) to any abatement, suspension, deferment or reduction of the Basic Rent or Additional Rent.

          7.   Taxes and Assessments; Tax and Insurance Escrow;
Compliance with Law; Environmental Matters.

          (a) Subject to Paragraph 19 below, Tenant shall pay or discharge all Impositions, as hereinafter defined, when due. Notwithstanding the foregoing provision of this Subparagraph 7(a), Tenant shall not be required to pay any franchise, corporate, estate, inheritance, succession, transfer, net income or excess profits taxes of Landlord hereunder (other than (i) transfer and documentary taxes, intangible taxes, recording fees, or similar charges payable in connection with a conveyance to Tenant pursuant to this Lease, the execution of this Lease or the recording of any memorandum or notice of this Lease, (ii) any taxes on gross receipts or similar taxes imposed or levied upon, assessed against or measured by the Basic Rent or Additional Rent or levied upon or assessed against the Premises, and (iii) any such tax, assessment, charge or levy imposed or levied upon or assessed against Landlord in substitution for or in place of an Imposition). Tenant agrees to furnish to Landlord, within thirty (30) days after written request therefor, evidence of the payment of all Impositions. Subject to Paragraph 19 below, Tenant shall pay all real estate taxes, other ad valorem taxes and special assessments on the Premises ("Taxes") and charges for utilities consumed on the Premises which become due during the Term (even if such Taxes and charges accrued or pertain to a period prior to the commencement of this Lease) and also all Taxes which accrue during the Term and charges which relate to utilities consumed during the Term. Taxes shall be prorated at the end of the Term, and Tenant shall pay its estimated share of unpaid
Taxes which will accrue through the end of the Term with the last installment of Basic Rent due hereunder
(such share to be reprorated upon issuance of the actual bill therefor). In the event that any special assessment levied or assessed against the Premises during the Term hereof may be legally paid in installments, Tenant shall have the option to pay such special assessment in installments. In such event, Tenant shall be liable only for those installments of the special assessment, and any accrued interest and penalties, relating thereto, which become due and payable prior to the expiration of the Term.

          (b) Subject to Subparagraph 7(c) below, Tenant shall make deposits in respect of all Taxes and insurance premiums for the Required Insurance accruing during the Term with Landlord (or as Landlord directs in writing to Tenant) in monthly installments on or before the first day of each calendar month, in advance, in an amount estimated by Landlord or the first Mortgagee to be sufficient to create an available fund to pay such Taxes and premiums as they become due; provided, if such installments are required by the first Mortgagee, Tenant shall pay such installments in the amount estimated by such Mortgagee to such Mortgagee as directed by such Mortgagee in writing to Tenant. Upon receipt of bills for Taxes and/or insurance premiums due during a calendar year, Tenant shall submit to Landlord (and the first Mortgagee if it so requests) a written statement of the actual amount of the Taxes and insurance premiums then due and the amount, if any, theretofore deposited by Tenant in respect thereof. If the total amount theretofore deposited by Tenant under this Subparagraph 7(b) in respect thereto shall be less than the actual amount due from Tenant for such year, as shown in such statement, Tenant shall pay to Landlord (or the first Mortgagee, as applicable) the shortfall at the time of submission of such statement.
If it appears, in the reasonable judgment of Landlord or the first Mortgagee, as applicable, that the monthly deposits made by Tenant have created a reserve in excess of the amount necessary to pay Taxes and insurance premiums as they become due, the excess shall be credited against the next deposit or deposits of Taxes and insurance premiums due from Tenant hereunder.
All amounts due under this Subparagraph 7(b) shall be payable to Landlord at the place where the Basic Rent is payable (or to the first Mortgagee, as provided above, as applicable) and shall be held for the benefit of Tenant with either, at the Landlord's option, the first Mortgagee or a financial institution designated by Landlord or the first Mortgagee, provided that following the occurrence of an Event of Default by Tenant under this Lease, any balance existing in the account may be applied by Landlord or the first
Mortgagee to any amount then owed by Tenant pursuant to this Lease, but neither Landlord nor the first
Mortgagee shall be obligated to do so. Tenant shall have no authority to direct Landlord or the first
Mortgagee to apply such deposits against any obligation of Tenant under this Lease, and any such application by Landlord or the first Mortgagee shall not have the effect of curing any default. Said amounts deposited by Tenant under this Subparagraph 7(b) may be held in commingled accounts, and no interest shall be payable thereon, except to the extent otherwise required by law. If Landlord receives any interest on any tax or insurance escrow account held by any Mortgagee, and such escrow account has been funded by Tenant pursuant to this Subparagraph 7(b), then Landlord shall remit such interest to Tenant as received. A copy of a bill for Taxes or insurance premiums shall at all times be sufficient evidence of the amount of Taxes levied, assessed or imposed against the Premises to which such bill relates or the amount of insurance premiums for some or all of the Required Insurance. Landlord's and

Tenant's obligations under this Subparagraph 7(b) shall survive the expiration or early termination of this Lease. Provided no Event of Default then exists, Landlord warrants to Tenant that any balance of funds remaining on deposit with Landlord or the first
Mortgagee at the expiration of the Term shall be returned to Tenant by the holder thereof.

          (c) Notwithstanding Subparagraph 7(b) above, so long as no Event of Default has ever occurred under this Lease and so long as Tenant has paid all Taxes on or before the due date thereof and has at all times maintained all insurance required under Paragraph 12 of this Lease, Tenant shall not be required to make monthly installments toward Taxes and Required
Insurance as provided in Subparagraph 7(b) above, rather Tenant shall (i) pay all Taxes and premiums for Required Insurance on or prior to the due date thereof, and (ii) deliver to Landlord and the first Mortgagee evidence of payment of such Taxes and insurance within thirty (30) days following the payment thereof. If an Event of Default occurs or if Tenant does not so pay all Taxes or so maintain all such insurance, then
Landlord or any Mortgagee may at any time thereafter require Tenant to make monthly installments toward
Taxes and Required Insurance as provided in Subparagraph 7(b) above by written notice to Tenant, and Tenant shall commence making such monthly deposits on the next scheduled rental payment date which occurs more than ten (10) days following such notice. Such notice shall state the amount of the monthly installments required to be paid by Tenant until adjustment thereof pursuant to Subparagraph 7(b) above.
The first such monthly installment shall include a catch-up payment with respect to calendar months in the applicable tax and insurance fiscal years that have expired prior the due date of such first monthly installment. Further, notwithstanding Subparagraph
7(b) above or this Subparagraph 7(c), Tenant shall not be required to make monthly deposits for insurance premiums or provide evidence of payment thereof pursuant to Subparagraph 7(b) or 12(b) so long as and to the extent the premiums for Tenant's insurance are payable on a monthly basis, Tenant makes such monthly payments when and as due and Tenant otherwise complies with Subparagraph 12(b).

          (d) Tenant shall, at its expense, comply with, cause the Premises to comply with, and cause the use of the Premises to comply with all Legal Requirements, including those which require the making of any structural, unforeseen or extraordinary changes, whether or not any of the same involve a change of policy on the part of the body enacting the same, including but not limited to, the Americans With
Disabilities Act of 1990 (42 U.S.C. Section 12101 et seq.). Tenant shall, at its expense, comply with all changes required in order to obtain the Required
Insurance (as hereinafter defined), and comply with the provisions of all contracts, agreements, instruments and restrictions existing at the commencement of this Lease and included in the Permitted Exceptions or thereafter created pursuant to the express provisions of this Lease. Tenant shall provide Landlord and any first Mortgagee with prompt notice of any written complaints pertaining to any alleged violation of any Legal Requirements and/or the commencement of any proceedings or investigation (of which Tenant has knowledge) under any Legal Requirements affecting or pertaining to the Premises.

          (e)  Tenant shall:

               (i) Not cause, suffer or permit any Hazardous Material to exist on or discharge from or be released at the Premises in violation of Environmental Laws (whether originating thereon, brought onto the Premises by third parties or migrating to the Premises from other property), and shall promptly: (A) remove, remediate and dispose of any such Hazardous Material in compliance with all Environmental Laws, (B) pay any claim against Tenant, any Indemnified Party or the Premises arising therefrom, (C) remove any charge or lien upon any of the Premises relating thereto, (D) defend (with counsel reasonably acceptable to Landlord), indemnify and hold harmless Landlord, any Mortgagee and their respective officers, directors, trustees, members, partners, shareholders, beneficiaries, employees and agents (herein collectively called "Indemnified Parties" and individually an "Indemnified Party") from any and all claims, expenses, liability, loss or damage, including all reasonable attorneys' fees and expenses, resulting from any Hazardous Material that now or hereafter exists on or is discharged from or is released at the Premises, and (E) prior to the expiration or earlier termination of this Lease, remove and dispose of all Hazardous Material which then exists on the Premises, in compliance with all Environmental Laws.

               (ii) Not cause, suffer or permit any Hazardous Material to exist on or discharge from or be released at any property owned or used by Tenant which would result in any charge or lien upon the Premises and shall promptly: (A) pay any claim against Tenant, any Indemnified Party or the Premises arising therefrom,
          (B) remove any charge or lien upon the Premises relating thereto, and (C) defend (with counsel reasonably acceptable to Landlord), indemnify and hold harmless each Indemnified Party from any and all claims, expenses, liability, loss or damage (including all reasonable attorneys' fees and expenses) resulting therefrom.

               (iii) Notify Landlord and any Mortgagee in writing of any Hazardous Material (other than Hazardous Material stored or transported to or from the Premises in the ordinary course of Tenant's or Tenant's sublessee's business and in compliance with all Environmental Laws) that exists on or is discharged from or onto or released at the Premises (whether originating thereon, placed therein by third parties or migrating to the Premises from other property) within ten (10) days after Tenant first has knowledge of such existence of discharge.

               (iv) Defend (with counsel reasonably acceptable to Landlord), indemnify and hold harmless each Indemnified Party from and against any and all claims, expenses, liability, loss or damage (including all reasonable attorneys' fees and expenses) resulting from the failure to comply with Legal

          Requirements. Tenant shall give Landlord and each Mortgagee prompt notice of (A) any proceeding or inquiry of which Tenant becomes aware during the Term by any party with respect to the presence of any Hazardous Material on, under, from or about the Premises, (B) all claims made or threatened by any third party against Tenant or the Premises relating to any loss or injury resulting from any Hazardous Material of which Tenant becomes aware, and
          (C) Tenant's discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Premises that Tenant reasonably determines is likely to cause the Premises to be subject to any investigation or cleanup pursuant to any Environmental
          Law. Tenant shall permit Landlord and any Mortgagee to join and participate in, as a party if it so elects, any legal proceedings or action initiated with respect to the Premises in connection with any Environmental
          Law or Hazardous Material, and Tenant shall pay all attorneys' fees and disbursements incurred by Landlord and Mortgagee in connection therewith.

               (v) Not change its use of the Premises or permit the use of the Premises to be changed to any purpose other than the use on the date hereof, or change the Tenant's business operations conducted at the Premises from that conducted on the date hereof, if any such change of use or operations would (A) increase the risk of any Hazardous Material being released or discharged at or from the Premises or otherwise increase the environmental risk to the Premises, (B) result in Tenant or Landlord being obligated to perform any remediation of any Hazardous Material or (C) result in the rescinding or modification of any waiver or stand-still agreement as to environmental compliance matters granted by any governmental agency.

For purposes of this Lease, the following terms shall have the following meanings: (1) "Hazardous Material" means any hazardous or toxic material, substance or waste which is defined by those or similar terms or is regulated as such under any Environmental Laws; and
(2) "Environmental Laws" means any statute, law, ordinance, rule or regulation of any local, county, state or federal authority having jurisdiction over the Premises or any portion thereof or its use, which pertains to environmental, health or safety matters and/or the regulation of any hazardous or toxic materials, substance or waste, including but not limited to: (a) the Federal Water Pollution Control
Act (33 U.S.C. 1317 et seq.) as amended; (b) the Federal Resource Conservation and Recovery Act (42
U.S.C. 6901 et seq.) as amended; (c) the Comprehensive
Environmental Response Compensation and Liability Act
(42 U.S.C. 9601 et seq.) as amended; (d) the Toxic
Substance Control Act (15 U.S.C. 2601 et seq.), as amended; (e) the Clean Air Act (42, U.S. 7401 et seq.), as amended. The Tenant's obligations and liabilities under this Subparagraph 7(e) shall survive the expiration or earlier termination of this Lease with respect to any obligation accruing prior to the end of the Term (or if earlier, the date on which Landlord actually retakes possession of the Premises under clause (ii) of Subparagraph 20(b)) and any Hazardous Material which exists or is discharged from or onto or released at the Premises prior to the end of the Term (or if earlier, the date on which Landlord actually retakes possession of the Premises under clause (ii) of Subparagraph 20(b)) of this Lease, and the provisions of this Subparagraph 7(e) shall be applicable even if a change (or a proposed change) of use of the Premises after the Term of the Lease gives rise to such obligation and liability of Tenant.

          (f) (i) Upon Landlord's or any first Mortgagee's request, at any time an Event of Default has occurred and is continuing and at such other times as Landlord or a first Mortgagee has reasonable grounds to believe that (A) Hazardous Material has been released, stored or disposed on or around the Premises (other than as permitted under this Lease) or (B) the Premises may be in violation of Environmental Laws, and (ii) not more than fifteen (15) months and not less than six (6) months prior to the scheduled expiration of the Term
(as it may be extended), Tenant shall, at Tenant's sole cost, deliver to Landlord and any first Mortgagee a current inspection or audit of the Premises prepared by a hydrogeologist or environmental engineer or other appropriate consultant approved by Landlord indicating the presence or absence of Hazardous Material at the Premises, including the presence or absence of friable asbestos or substances containing asbestos at the Premises. If Tenant fails to provide any required inspection or audit within thirty (30) days after any such request or any due date, as the case may be, Landlord may order same, in which event (1) Tenant shall reimburse Landlord upon demand for the cost thereof, and (2) Landlord, any first Mortgagee and such hydrogeologists, engineers and/or consultants shall have the right to come onto the Premises to perform such inspection and/or audit. Tenant shall promptly deliver to Landlord copies of all monitoring results and environmental inspections and reports which Tenant performs or receives with respect to Hazardous Material at the Premises. The obligations of Tenant under this Subparagraph 7(f) shall survive the expiration or earlier termination of this Lease.

          8.   Indemnification.

          (a)  Tenant agrees to pay, and to protect, defend
(with counsel reasonably acceptable to Landlord), indemnify and hold harmless Landlord and the other Indemnified
Parties from and against any and all liabilities, losses, damages, costs, expenses (including all reasonable attorneys' fees and expenses), causes of action, suits, claims, demands or judgments of any nature (herein collectively called "Damages") whatsoever arising from (i) any use, condition or event occurring on the Premises prior to or during the Term
(including without limitation, the construction or existence of any Alterations), (ii) any injury to, or the death of, any person or damage to property on the Premises prior to or during the Term, (iii) any injury to, or the death of, any person or damage to property upon adjoining sidewalks, streets or rights of way or in any manner growing out of or connected with the use, non-use, condition or occupation of the Premises, adjoining sidewalks, streets or rights of way prior to or during the Term, (iv) any violation by Tenant of any agreement or condition of this Lease, or any contract or agreement to which Tenant is a party or which pertains to the Premises or any part thereof or the ownership, occupancy or use thereof, and (v) any violation by Tenant of any Legal Requirement; provided, however, the foregoing indemnity shall not apply as to an Indemnified Party with respect to claims arising solely from the affirmative negligent acts or willful misconduct of such Indemnified Party. If an Indemnified Party shall be made a party to any such litigation commenced against Tenant, Tenant shall, at its option, either defend, at Tenant's sole cost and expense, such Indemnified Party with counsel reasonably acceptable to such Indemnified Party or pay all costs and reasonable attorneys' fees and expenses incurred or paid by such Indemnified Party in connection with such litigation. In the event Tenant shall, pursuant to this Paragraph 8, discharge any claim against an Indemnified Party, Tenant shall be subrogated to the rights of the Indemnified Party with respect thereto, except that in no event shall Tenant be thereby subrogated to a claim against another Indemnified
Party.

          (b) Tenant shall indemnify each Indemnified Party with respect to any loss or damage suffered by Landlord or such other Indemnified Party by reason of any material inaccuracy or misstatement in any representation or warranty of Tenant set forth in this Lease or in any document, notice, certificate, demand or request delivered to any Indemnified Party pursuant to this Lease.

          (c) The Tenant's obligations and liabilities under this Paragraph 8 shall survive expiration or earlier termination of this Lease.

          9.   Liens.

          Tenant will not, directly or indirectly, create or permit to be created and to remain for more than thirty (30) days after the creation thereof, and will, subject to Paragraph 19 below, promptly discharge
(or bond over, if the legal effect of bonding over will act as a discharge), at its expense, within thirty (30) days after the creation thereof, any mortgage, lien, encumbrance or charge on, pledge of, or conditional sale or other title retention agreement with respect to, the Premises or any part thereof or Tenant's interest therein or the Basic Rent, Additional Rent or other sums payable by Tenant under this Lease, other than any Mortgage or other encumbrance created by Landlord or the Permitted Exceptions. Nothing contained in this Lease shall be construed as constituting the consent or request, expressed or implied, by Landlord to or for the performance of any labor or services or of the furnishing of any materials for any construction, alteration, addition, repair or demolition of or to the Premises or any part thereof by any contractor, subcontractor, laborer, materialman or vendor. Notice is hereby given that Landlord will not be liable for any labor, services or materials furnished or to be furnished to Tenant, or to anyone holding the Premises or any part thereof, and that no mechanic's, construction or other liens for any such labor, services or materials shall attach to or affect the interest of Landlord in and to the Premises.

          10.  Maintenance and Repair.

          (a) Tenant acknowledges that, with full awareness of its obligations under this Lease, Tenant has accepted the condition, state of repair and appearance of the Premises. Tenant agrees that, at its expense, it shall put, keep and maintain the Premises, including any altered, rebuilt, additional or substituted buildings, structures and other improvements thereto or thereon, in safe condition, repair and appearance in a manner comparable with the condition of the Premises at the commencement of the Term of this Lease, reasonable wear and tear excepted, but in no event shall the standard of maintenance and repair be less than the standards of maintenance and repair at other facilities of a similar nature owned or operated by Tenant or any Affiliate of Tenant. Tenant shall make all repairs and replacements necessary to fulfill the foregoing maintenance and repair standards. Without limiting the foregoing, Tenant shall promptly make all structural and nonstructural, foreseen and unforeseen, ordinary and extraordinary changes, replacements and repairs of every kind and nature, and correct any patent or latent defects in the Premises, which may be required to put, keep and maintain the Premises in the aforesaid condition, repair and appearance. Tenant will keep the Premises orderly and free and clear of rubbish. Tenant covenants to perform or observe all terms, covenants and conditions of any easement, restriction, covenant, declaration and maintenance agreement (collectively, "Easements") to which it may at any time be a party or to which the Premises are currently subject or become subject pursuant to this Lease (including Tenant
Easements and Landlord Easements) whether or not such performance is required of Landlord under such Easements, including without limitation, payment of all amounts due from Landlord or Tenant (whether as assessments, service fees or other charges) under such Easements. Tenant shall, at its expense, use reasonable efforts to enforce compliance with any Easements benefiting the Premises by any other person or entity or property subject to such Easement.
Landlord shall not be required to maintain, repair or rebuild, or to make any alterations, replacements or renewals of any nature to the Premises, or any part thereof, whether ordinary or extraordinary, structural or nonstructural, foreseen or not foreseen, or to maintain the Premises or any part thereof in any way or to correct any patent or latent defect therein. Tenant hereby expressly waives any right to make repairs at the expense of Landlord which may be provided for in any law in effect at the time of the commencement of the Term or which may thereafter be enacted. If Tenant shall vacate or abandon the Premises, it shall give
Landlord and any Mortgagee immediate notice thereof.

          (b)  Subject to Paragraph 19 below, if any
Improvements situated on the Premises at any time during the Term shall encroach upon any property, street or right of way adjoining or adjacent to the Premises, shall violate any Legal Requirement or shall impair the rights of others under or hinder or obstruct any Easement or right of way to which the Premises is subject, then, promptly after the written request of any applicable governmental authority, Landlord or any other person or entity affected by any such encroachment, violation, impairment, hindrance or obstruction (which other person or entity may be Landlord with respect to any such encroachment, violation or impairment which first arises after the date of this Lease), Tenant shall, at its expense, either (i) obtain legally effective variances of such legal requirements or waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation, impairment, hindrance or obstruction whether the same shall affect Landlord, Tenant or both, or (ii) make such changes in the Improvements on the Premises and take such other action as shall be necessary to remove such encroachments, hindrances or obstructions and to end such violations or impairments, including, if necessary, the alteration or removal of any

Improvement on the Premises; provided, however, Tenant shall do so only (1) in a manner that does not lessen the market value of the Premises and (2) in conformity with the requirements of Paragraph 11 to the same extent as if such alteration or removal were an alteration subject to the provisions of Paragraph 11.

          (c) Landlord, any Mortgagee and their respective agents and designees may enter upon and inspect the Premises at reasonable times and on reasonable prior notice and show the Premises to prospective Mortgagees and/or purchasers. Tenant may designate an employee to accompany Landlord, any Mortgagee and their respective agents and designees on such examinations. Tenant will provide, upon Landlord's request, records for the prior twelve (12) months with respect to operating expenses
(such as utility costs and maintenance expenses) of the Premises and for the prior five (5) years (to the extent reasonably available to Tenant) with respect to repair and replacement of structural elements, roof and mechanical systems in the Premises, provided, except as may be explicitly required elsewhere in this Lease, Tenant shall have no obligation to disclose records relating solely to the operation of Tenant's business as opposed to the operation, repair or replacement of the Premises. All such information will be certified as true, complete and correct to the best of Tenant's knowledge.
          11.  Alterations.

          Tenant shall not make or suffer to be made any alterations, additions or improvements in, on or to the Premises or any part thereof which would
(i) materially reduce the value of the Premises to a third party user for any legally permitted use,
(ii) create or increase the likelihood of a hazardous or illegal condition, (iii) together with any other related Alterations or series of related Alterations, cost in excess of Two Hundred Fifty Thousand Dollars
($250,000) in any twelve (12) month period, (iv) alter the footprint of the Improvements or the structural components of the Improvements, (v) increase the risk of any Hazardous Material being released or discharged at or from the Premises or otherwise increase any environmental risk to the Premises, (vi) result in Tenant or Landlord being obligated to perform any remediation of any Hazardous Material, or (vii) result in the rescinding or modification of any waiver or stand-still agreement as to environmental compliance matters, zoning or any other Legal Requirements granted by any governmental agency without, in each case, the prior written consent of Landlord and any Mortgagee
(any such alterations, additions or improvements described in any of clauses (i) through (vii) being referred to as "Alterations"). Without limitation of Landlord's right to withhold its consent to such Alterations (A) Landlord may withhold its consent if an Event of Default then exists and (B) any consent to the making of Alterations may be conditioned on the requirement that Tenant remove any such Alterations at the end of the Term (as it may be extended) and put the Premises back into its former condition, and repair any damage to the Premises caused thereby. If Landlord's consent to Alterations is required under this Paragraph
11, Tenant shall not commence the work until and unless
Landlord and any Mortgagee shall have approved plans and specifications for such Alterations, which approval shall not be unreasonably withheld or delayed. In the event Tenant makes any changes in or to any mechanical component of the

Premises (for example, a portion of
the HVAC system), Tenant shall replace the same with new mechanicals of equal or greater value and utility.
In the event Tenant makes any Alterations of the Premises in connection with the use of the Premises (or a portion thereof) for any permitted purpose which is materially different from Tenant's use upon the commencement of this Lease, then upon Landlord's request at the end of the Term (as it may be extended), Tenant shall remove any such Alterations and put the Premises back into its former condition suitable for the use permitted on the date hereof under Paragraph 3, and repair any damage to the Premises caused thereby;
provided, however, if Tenant provides Landlord with reasonable prior notice of such Alterations (including all information and drawings pertaining thereto as Landlord may reasonably request), and Tenant expressly requests in such notice that Landlord do so, then
Landlord shall, within ten (10) business days after receipt of such notice (and related information and drawings), give Tenant notice as to whether or not Landlord will require Tenant to remove any such Alterations at the end of the Term and repair any damage caused thereby. Minor decorations to the Premises, such as painting and wallpapering, shall not constitute Alterations for purposes of this Lease. All
Alterations shall be constructed in a good and workmanlike manner in compliance with all Legal
Requirements. Tenant shall satisfy the following conditions in connection with all Alterations:

          (1) Tenant shall pay or cause to be paid the entire cost of such Alterations;

          (2) Tenant shall take all necessary steps to prevent the imposition of liens against the Premises as a result of such Alterations;

          (3) Tenant shall obtain and pay for all necessary permits and shall comply with all applicable governmental requirements;

          (4)  Tenant shall cause the construction of
     Alterations, once commenced, to be diligently pursued to completion;

          (5) If the Alterations include any changes or new matter which would be shown on an updated ALTA/ACSM Class A Urban survey of the Premises (including Table A and other items customarily required by institutional lenders), then Tenant shall obtain and submit to Landlord and Mortgagee, promptly following substantial completion of the Alterations, a revised ALTA/ACSM Class A Urban survey of the Premises certified, and in a form reasonably satisfactory, to Landlord and Mortgagee;

          (6) Tenant shall provide Landlord with "as built" plans for all Alterations promptly following substantial completion of the Alterations; and

          (7) If the Alterations, together with any other related Alterations or series of related Alterations are reasonably expected to cost in excess of Two
     Hundred Fifty Thousand Dollars ($250,000) in the aggregate, (i) Tenant shall provide a construction budget showing all "hard" and "soft" costs to be incurred in connection with all such Alterations, plus a reasonable contingency (the "Alterations Budget"), together with evidence reasonably acceptable to the Landlord and any Mortgagee supporting the total costs reflected in the Alterations Budget, which may include, among other things, one or more fixed price or guaranteed maximum price contract(s), completion and labor and materials bonds and costs analyses by reputable architects and engineers, and (ii) Tenant shall demonstrate to the reasonable satisfaction of the Landlord and any first Mortgagee the availability of liquid funds in an amount sufficient to complete such Alterations and pay all costs and expenses in connection therewith, which may be in the form of:

          (A) a segregated bank account, containing an amount at least equal to the total costs (including contingency) shown in the Alterations Budget, at a bank whose financial condition is reasonably acceptable to Landlord and any first Mortgagee, which account shall be pledged, (including subordination of such bank's rights of setoff with respect to such account) to Landlord and its first Mortgagee as security for the performance by Tenant of its obligation to complete and pay for such Alterations (it being agreed that the funds in any such account shall be available for application by Tenant to the costs of the Alterations as such costs are incurred, subject to receipt of customary evidence of completion of the work for which payment is being made, receipt of appropriate lien waivers, and the sufficiency of the funds remaining in the account to complete the Alterations); or

          (B) an irrevocable letter of credit, in an amount at least equal to the total costs (including contingency) shown in the Alterations Budget, from a bank or other financial institution regularly in the business of issuing letters of credit and whose financial condition is reasonably acceptable to Landlord and any first Mortgagee, which letter of credit shall be for a term and otherwise in form and content reasonably acceptable to Landlord and any first Mortgagee and which shall secure the performance by Tenant of its obligation to complete and pay for such Alterations (it being agreed that the amount of such letter of credit may be reduced as costs of the Alterations are paid, subject to receipt of customary evidence of completion of the work for which payment has been made, receipt of appropriate lien waivers, and the sufficiency of the remaining balance of the letter of credit to complete the Alterations); or

          (C) subject to the further provisions of the last grammatical paragraph of this Paragraph 11, a loan, in an amount at least equal to the total costs (including contingency) shown in the Alterations Budget, from a bank or other financial institution regularly in the business of making loans for construction, alterations, or improvements to commercial or industrial properties and whose financial condition is reasonably acceptable to Landlord and any first Mortgagee, with such loan to be evidenced by legally binding loan documents executed by Tenant and such lender that provide for disbursement of the necessary funds on a regular basis as required for payment of such costs subject only conditions customary for such loans and that are otherwise in a form customary for such loans; or

          (D) any combination of the facilities described in clauses (A), (B) and/or (C) above.

For purposes of this Paragraph 11, the financial condition of a bank or other financial institution shall be reasonably acceptable if it meets guidelines published from time to time by Standard & Poors or another nationally recognized credit rating agency for holders of deposits in connection with issues of rated debt instruments. In addition, any such bank or financial institution shall have its principal offices in the continental United States or shall have substantial branch operations and substantial assets in the continental United States.

          Notwithstanding anything to the contrary stated in this Paragraph 11, in the event Tenant is required to make Alterations to the Premises in order to comply with any Legal Requirements, Tenant may make or cause to be made such Alterations without the prior written consent of (but upon the prior notification to)
Landlord and Mortgagee. Tenant shall (to the maximum extent possible in compliance with all Legal
Requirements) satisfy the conditions specified in clauses (1) through (7) of this Paragraph 11 with respect to such Alterations and Tenant shall make or cause to make such Alterations in the manner which will have the least negative impact on the market value of the Premises.

          Except for Severable Additions, all
Alterations shall at once become a part of the realty and belong to Landlord. Severable Additions, movable furniture, furnishings, shelving, racking, tow motor electric charging stations, decorations, trade fixtures and other personal property of Tenant and its sublessees may be removed from the Premises at any time prior to the expiration or earlier termination of this Lease, provided that Tenant shall repair any damage to the Premises resulting from such removal and provided further that Landlord shall have the right to purchase any or all Severable Additions for fair market value at the end of the Term. Tenant shall give Landlord reasonable advance notice prior to removing any Severable Additions. For purposes of this Lease, the term "Severable Additions" shall mean all additions to the Premises during the Term (but not including movable furniture, furnishings, shelving, racking, tow motor electric charging stations, decorations, trade fixtures and other personal property of Tenant and its sublessees) which (1) are readily removable without causing more than de minimus damage after Tenant repairs to the Premises, (2) will not reduce the value, useful life or utility of the Premises if removed,
(3) are not required for lawful use of the Premises and
(4) have been paid for by Tenant. The obligations of Tenant under this Paragraph 11 shall survive expiration or earlier termination of this Lease. Tenant shall promptly upon request therefor reimburse Landlord and any Mortgagee the amount of all reasonable fees and expenses incurred by them (including without limitation reasonable attorneys' fees and expenses and reasonable architects' and engineers' fees and expenses) in connection with any requests by Tenant to perform
Alterations, review any plans and specifications and/or budgets with respect thereto, the performance of any Alterations and any other matters addressed in this Paragraph 11.

          Prior to the execution of this Lease,
Landlord consented in writing to the Alterations described in Exhibit 11 attached hereto (the
"Mezzanine"). Such approval shall not relieve Tenant from compliance with the requirements applicable to such Alterations as set forth in this Paragraph 11 except that Tenant shall not be required to remove the Mezzanine prior to the expiration or earlier termination of the Term and Tenant shall have the right to remove the Mezzanine at any time during the Term provided that Tenant repairs any damage to the Premises resulting from such removal and restores the Premises to its condition before the installation of the Mezzanine.

          12.  Insurance.

          (a) Tenant shall maintain, or cause to be maintained, at its sole expense, the following insurance on the Premises (herein called the "Required Insurance"):

               (i) Property insurance ("Property Insurance") insuring the Improvements for all risks of direct physical loss and for perils covered by the causes of loss-special form (all risk, extended coverage) and in addition, ordinance or law coverage and boiler and machinery coverage (if applicable). Such insurance shall be written on a replacement cost basis with an agreed value equal to the full insurable replacement value of the Improvements. The policy shall name Landlord and any first Mortgagee as insureds and loss payees. Not more frequently than every year, if in the reasonable opinion of the Landlord the amount of the Tenant's property insurance is found to be inadequate, the Tenant will increase the insurance amount as required by the Landlord. If the first Mortgagee requires an appraisal to be performed for purposes of determining the sufficiency of insurance coverage, Tenant shall pay the costs of the appraisal and updates hereof.
          However, Tenant will not be required to update the appraisal more often than once every five (5) years unless Alterations have occurred to the Premises or there has been a material change of the use of the Premises.

               (ii) Commercial general liability insurance naming the Landlord (and each of its shareholders, members, partners and beneficiaries, as applicable) and any Mortgagee as additional insureds against any and all claims as are customarily covered under a standard policy form routinely accepted, for bodily injury, death and property damage occurring in or about the Premises and on adjoining streets and sidewalks. Such insurance shall have a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence with a minimum One Million Dollar
          ($1,000,000) aggregate limit and excess umbrella liability insurance in the amount of at least Twenty-
          Five Million Dollars ($25,000,000). If Tenant has other locations that it owns or leases, the liability insurance required by this clause (ii) may be a so-called blanket policy provided the blanket policy either (A) includes a Twenty-Five Million Dollar ($25,0000,000) aggregate limit per location endorsement, or (B) provides a minimum of Twenty-Five Million Dollars ($25,000,000) of combined bodily injury and property damage coverage for each occurrence with a combined aggregate limit of Twenty-Five Million Dollars ($25,000,000). Tenant shall be required to increase its insurance limits from time to time consistent with coverage on properties similarly constructed, occupied and maintained. Such liability insurance shall be primary and not contributing to any insurance available to Landlord and Landlord's insurance, if any, shall be in excess thereto. In no event shall the limits of such insurance be considered as limiting the liability of Tenant under this Lease.

               (iii) Workers' compensation insurance in accordance with statutory law and employers' liability insurance with a limit of not less than One Hundred Thousand
          Dollars ($100,000) per employee and Five Hundred
          Thousand Dollars ($500,000) per occurrence.

               (iv) During any period of construction on the Premises, builder's risk insurance insuring perils covered by the loss-special form (all risk, extended coverage) shall be purchased for the value of the alteration and/or additions made to the Premises when the work is not insured under the Tenant's property insurance policy.
          Each builder's visa policy shall name Landlord and any first Mortgagee as insureds and loss payees.

               (v) Flood insurance in the highest available amount under the National Flood Insurance Program if the Premises are located in a special flood hazard zone.
          If the Premises are not located in a special flood hazard zone, the Property Insurance shall include flood coverage for the Premises in the amount of Five Hundred Thousand Dollars ($500,000) or more. Each flood insurance policy shall name Landlord and any first Mortgagee as insureds and loss payees.

               (vi) If the Premises are located in an earthquake zone, earthquake insurance in amounts sufficient to prevent Landlord and Tenant from becoming a coinsurer of any loss but in any event in amounts equal to 100% of the actual replacement value of the Improvements including foundations and excavations, with a prudent deductible considering the gross insurance coverage, the cost of the insurance and the financial strength of the Tenant, the amount of such deductible to be reasonably acceptable to Landlord (it being agreed that as of the date of this Lease, One Hundred Thousand Dollars
          ($100,000) is a prudent deductible) and with a replacement cost endorsement. If the Premises are not located in an earthquake zone, the Property Insurance shall include earthquake insurance for the Premises in the amount of One Million Dollars ($1,000,000) or more.
          Each earthquake policy shall name Landlord and any first Mortgagee as insureds and loss payees.

               (vii) (A) Business interruption insurance in an amount sufficient to pay Basic Rent and all Additional Rent for a twelve month period, and (B) such other insurance as Landlord may, from time to time, reasonably require, or which may, from time to time, be required by Landlord so long as such other insurance is customarily required to be carried on similar properties by institutional landlords or mortgagees in the industry.

          (b) The policies required to be maintained by Tenant shall conform to S & P and Moody's securitization guidelines and shall be with companies having (i) an insurance company claims paying rating equal to or greater than A by Standard & Poors Corporation or A2 by
Moody's Investment Service or be considered equivalent to an NAIC 1 or other acceptable rating acceptable to the Securities Valuation Office of the National
Association of Insurance Commissioners, and (ii) a general policy rating of A or better and a financial class of XI or better by A.M. Best Company, Inc.
Insurers shall be licensed to do business in the state in which the Premises are located and domiciled in the USA. Except as may be otherwise specified in Subparagraph 12(a), any deductible amounts under any insurance policies required hereunder shall not exceed
Fifty Thousand Dollars ($50,000), provided the deductible limit shall not apply to worker's compensation so long as Tenant provides Landlord with evidence from time to time of (A) Tenant's self-insurance bond for worker's compensation coverage, and
(B) specific excess and aggregate excess worker's compensation coverage up to statutory limits if in excess of Tenant's retained liability. Certificates of insurance (as to property insurance, using Accord Form
No. 27 (or the equivalent thereof), and as to liability insurance, using Accord Form 25-S (or the equivalent thereof)), together with reasonable evidence of payment of the premiums therefor, shall be delivered to Landlord and each Mortgagee prior to the commencement date of this Lease and thereafter at least thirty (30) days prior to the expiration date of each required policy; provided, however, at the request of a first
Mortgagee, not less than thirty (30) days prior to the expiration dates of the foregoing insurance policies, Tenant shall provide copies of replacement policies therefor to both Landlord and the first Mortgagee, together with evidence reasonably satisfactory to Landlord and Mortgagee of payment of the premiums for such policies (subject to Subparagraph 7(b) above);
provided, however, in the case of renewals, Tenant may provide Landlord and Mortgagee with binders therefor to be followed by the original policies when issued.
Tenant shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms hereof in a blanket policy, provided such blanket policy expressly affords coverage to the Premises and to Landlord and any Mortgagee as required by this Lease. Each policy of insurance shall provide notification to Landlord and any first Mortgagee at least thirty (30) days prior to any non-renewal, cancellation or modification to reduce the insurance coverage.

          (c) (i) Insurance claims by reason of damage to or destruction of any portion of the Premises shall be adjusted by Tenant if an Event of Default does not then exist and the reasonable estimate of the cost to repair the damage does not exceed Two Hundred Fifty Thousand Dollars ($250,000), or by Landlord if an Event of Default then exists or if the reasonable estimate of the cost to repair the damage exceeds Two Hundred Fifty Thousand Dollars ($250,000). Tenant shall, promptly after any damage or destruction to the Premises, advise Landlord and any first Mortgagee of such occurrence and consult with Landlord and any first Mortgagee throughout the process of adjusting any such claim. Landlord shall not be required to prosecute any claim against, or to contest any settlement proposed by, an insurer. Tenant may, at its expense, prosecute any such claim or contest any such settlement in the name of Landlord, Tenant or both, and Landlord will join therein at Tenant's written request upon the receipt by Landlord of an indemnity from Tenant against all costs, liabilities and expenses in connection therewith.

               (ii) Subject to the provisions of Paragraph 13, proceeds from the property insurance policy, net of Tenant's, and, if applicable, Landlord's and Mortgagee's expenses incurred in adjusting and collecting such proceeds (such net amount being the "Net Insurance Proceeds") shall be made available from Landlord or Mortgagee to Tenant, but only upon submission to Landlord and any Mortgagee (A) prior to commencement of work, of plans and specifications covering all repair and restoration work in form and substance acceptable to Landlord and Mortgagee, and (B) prior to each periodic disbursement: (1) reasonable evidence that the remaining unapplied proceeds of the insurance will be sufficient to pay the remaining cost of the reconstruction or repair and provide a reasonable reserve for contingencies, (2) certificates of Tenant delivered to Landlord from time to time as such work or repair progresses, each such certificate describing the work or repair for which Tenant is requesting payment and the cost incurred by Tenant in connection therewith and stating that Tenant has not theretofore received payment for such work and has sufficient funds remaining to complete the work free of liens or claims, (3) owner's and contractor's sworn statements in customary form and appropriate waivers of mechanic's or construction liens, (4) architect's certificates in customary form covering the work for which payment is requested, and (5) such other requirements as may be imposed by any Mortgagee. Subject to the provisions of Paragraph 13, any proceeds remaining after Tenant has repaired the Premises pursuant to Paragraph 13 shall be delivered to Tenant. No proceeds shall be made available to Tenant pursuant to this Subparagraph 12(c) if any default then exists in the performance by Tenant of its obligations under this Lease.

          (d) In the event Tenant does not purchase the insurance required by this Lease or keep the same in full force and effect, Landlord may, but shall not be obligated to, purchase the necessary insurance and pay the premium therefor. The Tenant shall repay to Landlord, as Additional Rent, the amount so paid promptly upon demand together with interest at the Default Rate on such payment from the date expended until the date reimbursed. In addition, Landlord may recover from Tenant and Tenant agrees to pay, as Additional Rent, any and all expenses (including reasonable attorneys' fees) and damages which Landlord may sustain by reason of the failure of Tenant to obtain and maintain such insurance.

          (e) Landlord shall not be limited in the proof of any damages which Landlord may claim against Tenant arising out of or by reason of Tenant's failure to provide and keep in force any of the Required Insurance to the amount of the insurance premium or premiums not paid or incurred by Tenant and which would have been payable under such insurance; but Landlord shall also be entitled to recover as damages for such breach, the uninsured amount of any loss to the extent of any deficiency in the Required Insurance, and damages, costs and expenses of suit suffered or incurred by reason of or damage to, or destruction of the Premises, occurring during any period when the Tenant may have failed or neglected to obtain the Required Insurance.
Tenant shall indemnify and hold harmless Landlord and any Mortgagee for any liability incurred by Landlord or any Mortgagee arising out of any deductibles for Required Insurance.

          (f) All policies of insurance required under this Paragraph 12 (except, workers' compensation insurance) shall contain clauses or endorsements to the effect that:

               (i) no act or negligence of Landlord, or anyone acting for Landlord or of Tenant or any sublessee or other occupant of the Premises, or failure to comply with the provisions of any policy which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Landlord and any Mortgagee is concerned; and

               (ii) Neither Landlord nor any Mortgagee shall be liable for any insurance premiums thereon or subject to any assessments thereunder.

          13.  Casualty.

          (a) If a part of the Premises shall be damaged or destroyed by casualty ("Casualty"), and if the estimated cost of rebuilding, replacing and repairing the same shall be or exceed Two Hundred Fifty Thousand Dollars ($250,000), (i) Tenant shall promptly notify Landlord and Mortgagee thereof; and (whether or not such estimated cost shall be or exceed Two Hundred
Fifty Thousand Dollars ($250,000) and whether or not insurance proceeds are or will ever be available therefor) Tenant shall, with reasonable promptness and diligence, rebuild, replace and repair any damage or destruction to the Premises, at its expense, in conformity with the requirements of Paragraph 11 (as if such work were Alterations) in such manner as to restore the same to the same or better condition and equivalent or better value, as nearly as possible, as existed immediately prior to such casualty and
(ii) there shall be no abatement of Basic Rent or Additional Rent.

          (b) Notwithstanding anything in this Paragraph 13 to the contrary, during any period of time when there continues to exist an Event of Default, Landlord, in the exercise of its sole and absolute discretion, shall have the right, without limiting Tenant's obligations under Subparagraph 13(a), to receive and retain any insurance proceeds from any Casualty and to apply the same to any amounts due under this Lease in any manner as Landlord, in its sole discretion, may determine, instead of making such proceeds available to Tenant for the rebuilding or restoration of the damaged portion of the Premises.

          14.  Condemnation.

          (a) Subject to the rights of Tenant set forth in this Paragraph 14 and in Subparagraph 15(b), Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant may be or become entitled with respect to the taking of the Premises or any part thereof, by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of the temporary taking of any interest in or the use or occupancy of the Premises or any part thereof, by any governmental authority, civil or military, whether the same shall be paid or payable in respect of Tenant's leasehold interest hereunder or otherwise;
provided, however, the foregoing assignment shall not apply to any separate award which Tenant may be entitled to claim against the condemnor with respect to Tenant's relocation expenses or with respect to the value of Tenant's personal property, so long as such separate award does not reduce the Net Award to which Landlord is otherwise entitled. Landlord, Tenant and any first Mortgagee shall be entitled to participate in any such proceeding and the expenses of Landlord, Tenant and Mortgagee (including reasonable counsel fees and expenses) shall be paid by Tenant.

          (b) For purposes of this Lease, (i) "Condemnation" shall mean a governmental taking of all or any material portion of the Premises; and (ii) a "Material Temporary Taking" shall mean a temporary governmental taking of all or any material part of the Premises for a period in excess of twelve (12) months or a period extending beyond the end of the Primary Term. If during the Term
(A) a portion of the Premises shall be taken by condemnation or other eminent domain proceedings which taking does not result in a termination of this Lease pursuant to Paragraph 15 or (B) the use or occupancy of the Premises or any part thereof shall be temporarily taken by any governmental authority and such temporary taking does not result in a termination of this Lease pursuant to Paragraph 15 (a taking described in clause
(A) or (B) being a "Non-Termination Taking"), then this Lease shall continue in full force and effect without abatement or reduction of Basic Rent or Additional Rent notwithstanding such taking. Tenant shall, promptly after any Non-Termination (including after the cessation of any temporary taking), at its expense, repair any damage caused thereby in conformity with the requirements of Paragraph 11 (as if such work were Alterations) so that, thereafter, the Premises shall be, as nearly as possible, in a condition as good as the condition thereof immediately prior to such taking.
In the event of any Non-Termination Taking, Landlord shall make the Net Award available to Tenant to make such repair; however, if such Net Award shall be in excess of Two Hundred Fifty Thousand Dollars
($250,000), Landlord shall make the Net Award available to Tenant only upon submission to Landlord and any Mortgagee (A) prior to commencement of work, plans and specifications covering all repair work in form and substance acceptable to Landlord and Mortgagee, and (B) prior to each periodic disbursement: (1) reasonable evidence that the remaining unapplied Net Award will be sufficient to pay the remaining unpaid cost of the repair and provide a reasonable contingency reserve,
(2) certificates of Tenant delivered to Landlord from time to time as such work or repair progresses, each such certificate describing the work or repair for which Tenant is requesting payment and the cost incurred by Tenant in connection therewith and stating that Tenant has not theretofore received payment for such work, (3) owner's and contractor's sworn statements in customary form and appropriate waivers of mechanic's or construction liens, (4) architect's certificates in customary form covering the work for which payment is requested, and (5) such other requirements as may be imposed by any Mortgagee. Any
Net Award remaining after such repairs have been made, shall be delivered to Landlord, except that in the event of any temporary Non-Termination Taking, Tenant shall be entitled to receive the entire Net Award so remaining, less any costs incurred by Landlord or Mortgagee in connection therewith. If the cost of any repairs required to be made by Tenant pursuant to this Subparagraph 14(b) shall exceed the amount of the Net
Award, the deficiency shall be paid by Tenant. Notwithstanding anything herein to the contrary, no payments shall be made to Tenant pursuant to this Subparagraph 14(b) if any Event of Default then exists.

          (c) Notwithstanding anything in this Paragraph 14 to the contrary, during any period of time when there continues to exist an Event of Default, Landlord, in the exercise of its sole and absolute discretion, shall have the right, without limiting Tenant's obligations under Subparagraphs 14(a) and (b), to receive and retain the entire award payable with respect to any Condemnation and to apply the same to any amount due under this Lease in any manner as Landlord, in its sole discretion, may determine, instead of making such award available to Tenant for the rebuilding or restoration of the damaged portion of the Premises or otherwise.

          (d)  For the purposes of this Lease the term "Net
Award" shall mean: (i) all amounts payable as a result of any condemnation or other eminent domain proceeding, less all expenses for such proceeding not otherwise paid by Tenant in the collection of such amounts
(including without limitation, all costs and expenses
(including reasonable counsel fees and expenses) incurred by Landlord and a first Mortgagee in participating in any condemnation or eminent domain proceedings) plus (ii) all amounts payable pursuant to any agreement with any condemning authority (which agreement shall be deemed to be a taking) which has been made in settlement of or under threat of any condemnation or other eminent domain proceeding affecting the Premises, less all expenses incurred as a result thereof not otherwise paid by Tenant in the collection of such amounts (including without limitation, all costs and expenses (including reasonable counsel fees and expenses) incurred by Landlord in participating in any condemnation or eminent domain proceedings).

          15.  Termination of Lease Following Major Casualty,
Major Condemnation or Material Temporary Taking.

          (a)  If a Casualty, Condemnation or Material Temporary
Taking shall affect all or a substantial portion of the Premises, and:

               (i) in the case of a Casualty, such Casualty shall, in Tenant's good faith judgment, as evidenced by a determination of Tenant's Board of Directors, render the Premises unsuitable for restoration for continued use and occupancy in Lessee's business, and shall be determined to be either:

               (A)  a "total loss" for insurance purposes, or

               (B) a loss of such dimension that the Premises cannot be completely restored or rebuilt within two hundred seventy (270) days computed from the hypothetical date of commencement of such construction assuming a normal 40 hour per week building schedule,

               (ii) in the case of a Condemnation (other than a temporary taking), such Condemnation shall, in Tenant's good faith judgment, as evidenced by a determination of Tenant's Board of Directors, render the Premises unsuitable for restoration for continued use and occupancy in Tenant's business, or

               (iii) in the case of a Material Temporary Taking, such Material Temporary Taking shall, in Tenant's good faith judgment, as evidenced by a determination of Tenant's Board of Directors, render the Premises unsuitable for continued use and occupancy in Tenant's business during the period affected by such Material Temporary Taking, then Tenant may, at its option, exercisable not later than ninety (90) days after the date of such Casualty, Condemnation or the commencement date of such Material
Temporary Taking, deliver to Landlord and the first
Mortgagee, if any, (A) notice (a "Termination Notice") of its intention to terminate this Lease on the next rental payment date that occurs not less than ninety
(90) days after the delivery of such notice (the
"Termination Date"); (B) a certificate of an authorized officer of Tenant describing the event giving rise to such termination and evidencing the determination of Tenant's Board of Directors as required under Subparagraph 15(a)(i), (ii) or (iii) above; (C) in the case of a Casualty, either (1) the certificate of an architect licensed in the state in which the Premises is located stating that the architect has determined, in its good faith judgment, that the Premises cannot be completely restored or rebuilt for continued use and occupancy in Tenant's business within a building construction period of two hundred seventy (270) days computed from the hypothetical date of commencement of such construction assuming a normal 40 hour per week building schedule, or (2) the written confirmation of the insurer that the Premises are considered a total loss; and (D) if the Termination Date occurs during the Primary Term, an irrevocable offer (a "C/C Purchase
Offer") by Tenant to Landlord to purchase the Premises on the Termination Date.

          (b) If Landlord shall reject (which rejection, to be effective, must be accompanied by the written consent of the first Mortgagee to such rejection) the C/C
Purchase Offer by written notice given to Tenant not later than fifteen (15) days prior to the Termination
Date, this Lease shall terminate on the Termination
Date, except with respect to obligations and liabilities of Tenant or Landlord hereunder, actual or contingent, which have arisen on or prior to the Termination Date, upon payment by Tenant of all Basic
Rent and Additional Rent and other sums then due and payable or accrued hereunder to and including the Termination Date, and the Net Award or Net Insurance Proceeds, as the case may be, shall belong to Landlord. Tenant shall, on or before the Termination Date, execute and deliver to Landlord an outright assignment of such award or proceeds in form and substance reasonably acceptable to Landlord and pay to Landlord an amount equal to any applicable insurance deductible. Unless Landlord and Mortgagee shall have rejected the C/C Purchase Offer in accordance with this Subparagraph 15(b), Landlord shall be conclusively considered to have accepted the C/C Purchase Offer. In the event
Landlord accepts the C/C Purchase Offer, then, on the Termination Date, (1) Tenant shall pay to Landlord a purchase price determined pursuant to Exhibit 15-1 attached hereto, (2) Landlord shall convey to Tenant or its designee the Premises and (3) Landlord shall assign to Tenant or its designee all of Landlord's interest in the Net Award or Net Insurance Proceeds, as the case may be, by assignment in form and substance reasonably acceptable to Tenant, or, if Landlord has already received such Net Award or Net Insurance Proceeds, then Landlord shall pay the same to Tenant or Tenant's designee. Such sale shall otherwise be consummated in accordance with Exhibit 15-2 attached hereto. In the event Tenant fails to deliver the items specified in this Paragraph 15 strictly in accordance with the time deadlines set forth in this Paragraph 15, then, at Landlord's election (which election in order to be effective must be accompanied by the written notice of first Mortgagee to the effect that such first Mortgagee also makes such election), Tenant shall have no right to terminate this Lease, and the Lease will continue in full force and effect, and in the case of a Condemnation Tenant shall have no right to make a claim with the condemning authority (except as provided in the proviso at the end of the first sentence in Subparagraph 14(a)).

          16.  Assignment and Subletting.

          (a) Provided no Event of Default then exists, Tenant may sublet all or any part of the Premises (provided, that each such sublease shall expressly be made subject to the provisions of this Lease, including Paragraph 3, and no sublease term shall extend beyond the end of the
Term) and may assign all its rights and interests under this Lease without Landlord's prior consent, except as may be required below in this Paragraph 16. If Tenant assigns all its rights and interests under this Lease, the assignee under such assignment shall expressly assume all the obligations of Tenant hereunder in an instrument, approved by Landlord as to form and substance (which approval will not be unreasonably withheld or delayed) and delivered to Landlord at the time of such assignment. No assignment or sublease made as permitted by this Paragraph 16 shall affect or reduce any of the obligations of Tenant hereunder and the Tenant shall remain unconditionally liable, and all such obligations shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor or surety, to the same extent as though no assignment or subletting had been made; provided that performance by any such assignee or sublessee of any of the obligations of Tenant under this Lease shall be deemed to be performance by Tenant.
No sublease or assignment made as permitted by this Paragraph 16 shall impose any obligations on Landlord or otherwise affect any of the rights of Landlord under this Lease. Neither this Lease nor the Term hereby demised shall be mortgaged, pledged or hypothecated by Tenant, nor shall Tenant mortgage or pledge the interest of Tenant in and to any sublease of the Premises or the rentals payable thereunder. Any mortgage, pledge, sublease or assignment made in violation of this Paragraph 16 shall be void.
Tenant shall, within ten (10) days after the execution and delivery of any such assignment or sublease of all or substantially all of the Premises, deliver a conformed copy thereof to Landlord. Within ten (10) days after the execution and delivery of any sublease of a portion of the Premises, Tenant shall give notice to Landlord of the existence and term thereof, and of the name and address of the sublessee thereunder. In no event shall the term of a sublease of all or part of the Premises extend beyond the last day of the then scheduled end of the Term of this Lease.

          (b)  In addition to Tenant's rights under
Subparagraph 16(a), Tenant shall have the right to assign its rights and interests under this Lease, without Landlord's prior consent, to (i) the surviving entity in a statutory merger or consolidation of Tenant with another corporation or entity where the Tenant is not the surviving entity or (ii) to an entity to which Tenant sells substantially all of its assets provided
(in the case of (i) or (ii)) that (1) the surviving entity or transferee has a net worth (as determined using generally accepted accounting principles) equal to or greater than that of Tenant immediately prior to such transaction and (2) Tenant gives Landlord no less than thirty (30) prior written notice of such merger or consolidation together with evidence reasonably satisfactory to Landlord of the satisfaction of such net worth requirement. Tenant may not otherwise assign its rights and interests under this Lease to a surviving entity in a statutory merger or consolidation or to an entity to which Tenant sells substantially all of its assets unless Landlord shall give its prior written consent which Landlord may withhold in its absolute discretion.

          (c) In the event of a distribution, as a dividend to the shareholders of Tenant, of stock of a Subsidiary of Tenant (commonly referred to as a "spin-off"), if the net worth of the Tenant is or will be less than $175,000,000 (as determined using generally accepted accounting principals) after such distribution, Tenant shall, prior to or simultaneously with such distribution, cause the Subsidiary to validly assume or guaranty the obligations of Tenant hereunder pursuant to documentation reasonably acceptable to Landlord.

          17.  Intentionally Omitted.

          18.  Financial Statements.

          Tenant will deliver to Landlord and each Mortgagee copies of all 8-K, 10-K and 10-Q reports filed with the Securities and Exchange Commission
("SEC") by Tenant, in each case within fifteen (15) days following delivery to the SEC; provided, however, that if Tenant does not file such reports with the SEC, Tenant will deliver to Landlord and each Mortgagee the following:

          (a) Quarterly Statements. Within sixty (60) days after the end of each quarterly fiscal period (except the last) in each fiscal year of Tenant, duplicate copies of:

               (i) a consolidated balance sheet of Tenant and its consolidated subsidiaries as at the end of such quarter,

               (ii) a consolidated statement of profits and losses of Tenant and its consolidated subsidiaries for the current quarter and the portion of the fiscal year ending with such quarter, and

               (iii) a consolidated statement of cash flows of Tenant and its consolidated subsidiaries for the portion of the fiscal year ending with the current quarter;

setting forth in each case, in comparative form the figures for the corresponding periods a year earlier, all in reasonable detail and certified as having been prepared in accordance with generally accepted accounting principles consistently applied and certified as complete and correct by a senior financial officer of Tenant;

          (b) Annual Statements. Within ninety (90) days after the end of each fiscal year of Tenant, duplicate copies of:

               (i) a consolidated balance sheet of Tenant and its consolidated subsidiaries as at the end of such year,

               (ii) consolidated statements of profits and losses of Tenant and its consolidated subsidiaries for such year, and

               (iii) a consolidated statement of cash flows of Tenant and its consolidated subsidiaries for such year;

setting forth in each case, in comparative form, the figures for the previous fiscal year, all in reasonable detail and accompanied by the report thereon, containing an opinion unqualified as to limitations imposed by Tenant on the scope of the audit, prepared by a firm of independent certified public accountants of recognized national standing selected by Tenant which opinion shall state that the consolidated financial statements of Tenant and its consolidated subsidiaries fairly present the financial condition of the companies (including the results of their operations and changes in financial position) being reported upon, have been prepared in accordance with generally accepted accounting principles consistently applied and that the examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances.

          (c) Additional Information. With reasonable promptness, Tenant will provide Landlord and any Mortgagee such additional financial statements and information regarding the business affairs and financial condition of Tenant as Landlord and such Mortgagee may reasonably request. In addition, Tenant shall submit to Landlord copies of all financial information submitted by Tenant to its institutional lenders, bondholders and other institutional investors as and when such information is delivered to such other parties. Upon the prior written request of Landlord or any Mortgagee, but not more frequently than once per calendar year, Tenant shall cause a senior financial officer of Tenant to meet at

Tenant's offices with representatives of Landlord or Mortgagee to discuss the business and financial affairs of Tenant and the financial statements and other information submitted by Tenant to Landlord pursuant to this Lease.
Notwithstanding the foregoing provisions of
Subparagraphs 18(a) and (b) to the contrary, in the event the original Tenant assigns its interest in this Lease, then the quarterly and annual financial statements and reports described in Subparagraphs 18(a) and (b) will also be required of the then Tenant, in addition to the original Tenant.

          19.  Permitted Contests.

          So long as no Event of Default then exists, Tenant shall not be required to (i) pay any Imposition
(as hereinafter defined); (ii) comply with any Legal
Requirements; (iii) discharge or remove any lien, encumbrance or charge; or (iv) obtain any waivers or settlements or make any changes to the physical condition of the Premises or take any other action with respect to any encroachment, hindrance, obstruction, violation or impairment referred to in Subparagraph
10(b), so long as Tenant shall contest, in good faith and at its expense, the existence, the amount or the validity thereof, the amount of the damages caused thereby, or the extent of its liability therefor, by appropriate proceedings provided that (A) during the pendency of the contest there is prevented (1) the collection of, or other realization upon, the tax, assessment, levy, fee, rent or charge or lien, encumbrance or charge so contested (or in the alternative, Tenant pays the full amount in dispute under protest); (2) the sale, forfeiture or loss of the Premises, or any part thereof, or the Basic Rent or any Additional Rent, or any portion thereof; (3) any interference with the payment of the Basic Rent or any Additional Rent, or any portion thereof; and (4) any impairment of the fair market value of the Premises;
(B) Tenant provides to Landlord and any Mortgagee such security against any such lien, encumbrance or charge as Landlord or any Mortgagee shall reasonably request;
and (C) such contest shall not subject Landlord or any Mortgagee to the risk of any criminal liability. While any such proceedings are pending, so long as all of the foregoing conditions continue to be met, Landlord shall not pay, remove or cause to be discharged the tax, assessment, levy, fee, rent or charge or lien, encumbrance or charge thereby being contested. Tenant further agrees that each such contest shall be promptly prosecuted to a final conclusion. Tenant shall pay, indemnify, defend (with counsel reasonably acceptable to Landlord and any first Mortgagee) and hold harmless the Indemnified Parties against, any and all losses, judgments, decrees and costs (including all reasonable attorneys' fees and expenses, including attorneys fees incurred to monitor any such proceedings if reasonably deemed necessary by Landlord or Mortgagee) in connection with any such contest and shall, promptly after the final settlement, compromise or determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together will all penalties, fines, interests, costs and expenses thereof or in connection therewith, and perform all acts, the performance of which shall be ordered or decreed as a result thereof.

          20.  Default Provisions.

          (a) Any of the following occurrences or acts shall constitute an event of default (herein called an "Event of Default") under this Lease:

               (i) If Tenant, at any time during the continuance of this Lease (and regardless of the pendency of any bankruptcy, reorganization, receivership, insolvency or other proceedings, at law, in equity, or before any administrative tribunal, which have or might have the effect of preventing Tenant from complying with the terms of this Lease), shall (A) fail to make any payment when due of Basic Rent and such failure continues for five (5) days after written notice to Tenant thereof, (B) fail to make any payment when due of Additional Rent and such failure continues for fifteen (15) business days following receipt of written notice to Tenant thereof, (C) fail to maintain any insurance required under this Lease, or (D) fail to observe or perform any other provision hereof for thirty (30) business days after written notice to Tenant of such failure has been given, provided, that in the case of any default referred to in this Lease which is reasonably susceptible of cure but cannot with diligence be cured within such thirty (30) business day period, then, upon receipt by Landlord of a certificate of Tenant signed by an officer of Tenant stating the reason such default cannot be cured within thirty (30) business days, describing the efforts being undertaken by Tenant to cure such default and reasonably estimating the cure period, and provided that Tenant at all times proceeds with good faith due diligence to cure such default, the time within which such failure may be cured shall be extended for such period as may be necessary to complete the curing of the same with continuous, good faith due diligence (provided further that Tenant shall provide Landlord with an update of such original certificate, signed by an officer of Tenant, no less frequently than monthly, which update shall include a reasonably detailed description of what Tenant is continuing to do and what Tenant has then accomplished, and a reasonable estimate of how long it will take to complete the cure); or

               (ii) If any representation or warranty of Tenant set forth in this Lease or in any notice, certificate, demand, request or other instrument delivered pursuant to, or in connection with, this Lease shall prove to be incorrect in any material respect as of the time when the same shall have been made and as of the time when the incorrectness shall be discovered and if reasonably susceptible of cure shall not have been cured within thirty (30) business days after receipt of written notice to Tenant thereof, provided that, upon receipt by Landlord of a certificate of Tenant signed by an officer of Tenant stating the reason such incorrectness has not been cured within such thirty (30) business day period, describing the efforts being undertaken by Tenant to cure such default and reasonably estimating the cure period, and provided that Tenant at all times proceeds with good faith due diligence to cure such default, the time within which such incorrectness may be cured shall be extended for such period as may be necessary to complete the curing of the same with continuous, good faith due diligence (provided further that Tenant shall provide Landlord with an update of such original certificate, signed by an officer of Tenant, upon Landlord's request, which update shall include a reasonably detailed description of what
          Tenant is continuing to do and what Tenant has then accomplished, and a reasonable estimate of how long it will take to complete the cure) but in no event shall the allowable cure period exceed one hundred eighty
          (180) days; or

               (iii) If Tenant shall file a petition commencing a voluntary case under the Federal Bankruptcy Code or any other federal or state law (as now or hereafter in effect) relating to bankruptcy, insolvency, reorganization, winding-up or adjustment of debts (hereinafter singly a "Bankruptcy Law" and collectively "Bankruptcy Laws") or if Tenant shall (A) apply for or consent to the appointment of, or the taking of possession by, any receiver, custodian, trustee, United States Trustee or liquidator (or other similar official) of the Premises or any part thereof or of any substantial portion of Tenant's property, or
          (B) generally not pay its debts as they become due, or admit in writing its inability to pay its debts generally as they become due or (C) make a general assignment for the benefit of its creditors, or (D) fail to controvert in timely and appropriate manner, or in writing acquiesce to, any petition commencing an involuntary case against Tenant or otherwise filed against Tenant pursuant to any Bankruptcy Law, or (E) take any action in furtherance of any of the foregoing; or

               (iv) If an order for relief against Tenant shall be entered in any involuntary case under the Federal Bankruptcy Code or any similar order against Tenant shall be entered pursuant to any other Bankruptcy Law, or if a petition commencing an involuntary case against Tenant or proposing the reorganization of Tenant under any Bankruptcy Law shall be filed and not be discharged or denied within ninety (90) days after such filing, or if a proceeding or case shall be commenced in any court of competent jurisdiction seeking (A) the liquidation, reorganization, dissolution, winding-up or adjustment of debts of Tenant, or (B) the appointment of a receiver, custodian, trustee, United States Trustee or liquidator (or any similar official) of the Premises or any part thereof or of Tenant or of any substantial portion of Tenant's property, or (C) any similar relief as to Tenant pursuant to any Bankruptcy Law, and any such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect for ninety (90) days.

          (b) If an Event of Default shall have happened and be continuing, Landlord shall have, in its sole discretion, the following rights:

               (i) To terminate the Term of this Lease by written notice to Tenant. Thereupon, the Term of this Lease and the estate hereby granted shall terminate on the date on which Landlord sends such notice as completely and with the same effect as if such date were the date fixed herein for the expiration of the term of this Lease, and all rights of Tenant hereunder shall terminate, but Tenant shall remain liable as provided herein.

               (ii) To (A) re-enter and repossess the Premises or any part thereof by force, summary proceedings, ejections or otherwise and (B) remove all persons and property therefrom, whether or not the Lease has been terminated pursuant to clause (i) above, Tenant hereby expressly waiving any and all notices to quit, cure or vacate provided by current or any future law. Landlord shall have no liability by reason of any such re-entry, repossession or removal. No such re-entry or taking of possession of the Premises by Landlord shall be construed as an election on Landlord's part to terminate the Term of this Lease unless a written notice of such intention be given to Tenant pursuant to clause (i) above.

               (iii) To use reasonable efforts to relet the Premises or any part thereof for the account of Tenant, in the name of Tenant or Landlord or otherwise, without notice to Tenant, for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the term of this Lease) and on such conditions (which may include concessions or free rent) and for such uses as Landlord, in its absolute discretion, may determine; provided Landlord shall not be required to make any effort to relet the Premises except as required by applicable law.
          Landlord may collect and receive any rents payable by reason of such reletting. Landlord shall not be responsible or liable for any failure to relet the Premises or any part thereof or for any failure to collect any rent due upon any such reletting.

               (iv) In the event of re-entry or repossession of the Premises or removal of persons or property therefrom by reason of the occurrence of an Event of Default, Tenant shall pay to Landlord all Basic Rent and Additional
          Rent, in each case to and including the date of such re-entry, repossession or removal; and, thereafter, until the Term has expired or has been terminated, Tenant shall, whether or not the Premises shall have been relet, be liable to Landlord for, and shall pay to Landlord, as liquidated and agreed current damages (A) all Basic Rent and all Additional Rent as and when such amounts would be payable under this Lease by Tenant in the absence of any such re-entry, repossession or removal, together with all expenses of Landlord in connection with such reletting efforts, if any (including, without limitation, all repossession costs, brokerage commissions, reasonable attorneys' fees and expenses, employee's expenses, alteration costs and expenses of preparation for such reletting), less (B) the net proceeds, if any, of any reletting effected for the account of Tenant pursuant to Subparagraph 20(b)(iii) above. Notwithstanding the foregoing, in the event any such reletting is for a term longer than the balance of the Term, Tenant shall be responsible for only a proportionate part of the expenses based on the balance of the Term as compared to the fixed minimum term of the reletting. Tenant shall pay such liquidated and agreed current damages on the dates on which Rent would be payable under this Lease in the absence of such re-entry, repossession or removal, and Landlord shall be entitled to recover the same from Tenant on each such date.

               (v) In the event of the termination of the Term by reason of the occurrence of an Event of Default, whether or not Landlord shall have collected any damages pursuant to clause (iv) above with respect to the period prior to such termination, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord on demand, as and for liquidated and agreed final damages for Tenant's default and in lieu of all liquidated and agreed current damages in respect of Basic Rent and Additional Rent due beyond the date of such termination (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the sum of (A) the excess, if any, of (I) the aggregate of all Basic Rent and Additional Rent, in each case from the date of such termination for what is or would have been, in the absence of such termination, the then unexpired Term, discounted on a monthly basis at the then quoted semi-annual yields (which shall be converted to monthly yields) on U.S. Treasury securities maturing nearest the end of the Term (as if no termination had occurred) (the "Discount Rate") over (II) the then fair rental value of the Premises for the same period, discounted on a monthly basis at the Discount Rate, plus (B) the amount of all Prepayment Premiums which may be payable to any Mortgagee due to a default or required prepayment under any Mortgage (or under any other loan document entered into in connection with or pursuant to such Mortgage) which results from such Event of Default or termination of the Lease, plus (C) Landlord's other expenses incurred as a result of such Event of Default. If any applicable law shall limit the amount of liquidated final damages to less than the foregoing amount, Landlord shall be entitled to the maximum amount allowable under such law. In no event will Landlord be obligated to pay any amount to Tenant or otherwise account to Tenant if the amount specified in clause (A)(II) of this Subparagraph 20(b)(v) is greater than the amount specified in clause (A)(I) of this Subparagraph 20(b)(v). Tenant agrees that the credit provided to Tenant under clause (A)(II) of this Subparagraph 20(b)(v) shall fulfill any obligation imposed by law on Landlord to mitigate its damages.

               (vi) To accept Tenant's irrevocable purchase offer to purchase the Premises which Tenant shall be conclusively presumed to have made at the price determined pursuant to Exhibit 15-1 upon the occurrence of an Event of Default (the "Default Purchase Offer").
          The Default Purchase Offer shall be deemed to contain a closing date of sixty (60) days following the Event of Default and the purchase shall be governed by the terms and conditions set forth in Exhibit 15-2.

          (c) No termination of this Lease pursuant to Subparagraph 20(b)(i), by operation of law or otherwise, and no repossession of the Premises or any part thereof pursuant to Subparagraph 20(b)(ii) or otherwise, and no reletting of the Premises or any part thereof pursuant to Subparagraph 20(b)(iii), and no payment of any amounts by Tenant under Subparagraph 20(b) or the exercise by Landlord of any of its other rights under Subparagraph 20(b) shall relieve Tenant of either (i) its liabilities and obligations hereunder, all of which shall survive such expiration, termination, repossession, reletting or purchase or (ii) any liabilities under this Lease which by express provision of this Lease survive such expiration, termination, repossession, reletting or purchase.

          (d) Tenant shall reimburse Landlord from time to time upon demand for all costs and expenses incurred by Landlord in successfully enforcing any or all of Landlord's rights under this Lease, including reasonable attorneys' fees and expenses.

          21.  Additional Rights of Landlord.

          (a)  The rights and remedies set forth in
Subparagraph 20(b) may be exercised in any order and in any combination whatsoever. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. The failure of Landlord to insist at any time upon the strict performance of any covenant or agreement or to exercise any option, right, power or remedy contained in this Lease shall not be construed as a waiver or a relinquishment thereof for the future. A receipt by Landlord of any Basic Rent, any Additional Rent or any other sum payable hereunder with knowledge of the breach of any covenant or agreement contained in this Lease shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord. In addition to other remedies provided in this Lease, Landlord shall be entitled, to the extent permitted by applicable law, to injunctive relief in case of the violation, or attempted or threatened violation, of any of the covenants, agreements, conditions or provision of this Lease, or to a decree or judgment compelling performance of any of the covenants, agreements, conditions or provisions of this Lease, or to any other remedy allowed to Landlord at law or in equity.

          (b) Tenant hereby waives and surrenders for itself and all those claiming under it, including creditors of all kinds, (i) any right or privilege which it or any of them may have under any present or future constitution, statute or rule of law to redeem the Premises or to have a continuance of this Lease for the Term hereby demised or for a lesser period after termination of Tenant's right of occupancy by order or judgment of any court or by any legal process or writ, or under the terms of this Lease or after the termination of the Term of this Lease as herein provided, and (ii) the benefits of any present or future constitution, statute or rule of law which exempts property from liability for debt or for distress for rent.

          (c)  Tenant shall promptly (upon receipt of
any invoices therefor) reimburse Landlord and each Mortgagee for any reasonable costs and expenses incurred by Landlord and each such Mortgagee in connection with any consents, approvals, waivers or amendments requested by Tenant of Landlord and/or any Mortgagee or otherwise required under or in connection with this Lease.

          22.  Notices, Demands and Other Instruments.

          Any notice, demand, request, consent,
approval, or other instrument ("Notice") which may be permitted, required or desired to be given in connection herewith shall be given in writing and directed to Tenant or Landlord (as applicable) as follows:

          If to Tenant:       School Specialty Inc.
                              3395 West College Avenue
                              Appleton, Wisconsin  54914
                              Fax:  (920) 882-5863
                              Attn:  Donald J. Noskowiek

          With a copy to:     Franzoi & Franzoi, S.C.
                              514 Racine Street
                              Menasha, Wisconsin  54952
                              Fax:  (920) 725-0998
                              Attn:  Joseph F. Franzoi IV

          If to Landlord:     SSI Mansfield, L.L.C.
                              c/o Mesirow Realty Sale-Leaseback, Inc.
                              350 North Clark Street
                              Suite 300
                              Chicago, Illinois  60610
                              Fax:  (312) 595-6141
                              Attn:  Garry W. Cohen

          With a copy to:     Mesirow Realty Sale-Leaseback, Inc.
                              8211 West Broward Boulevard
                              Suite 370
                              Plantation, Florida  33324
                              Fax:  (954) 370-8221
                              Attn:  David R. Piasecki

          With a copy to:     Goldberg, Kohn, Bell, Black,
                               Rosenbloom & Moritz, Ltd.
                              55 East Monroe Street
                              Suite 3700
                              Chicago, Illinois  60603
                              Fax:  (312) 332-2196
                              Attn:  Stephen B. Bell

Notices shall be either (i) personally delivered
(including delivery by reputable overnight or similar courier service) to the offices set forth above, in which case they shall be deemed delivered on the date of delivery to said offices, (ii) sent by certified
United States mail, return receipt requested, in which case they shall be deemed delivered on the date shown on the receipt unless delivery is refused or delayed by the addressee in which event they shall be deemed delivered on the date of deposit in the United States mail or (iii) sent by facsimile, provided the sender of such facsimile has evidence that the facsimile was received by the addressee's machine, in which case they shall be deemed delivered on the date of receipt by the addressee's machine. To be effective, copies of all notices to Landlord must be given to any first
Mortgagee of which Tenant has received notice pursuant to Paragraph 25 hereof at the address and/or facsimile number specified by such first Mortgagee. Either party may by written notice to the other party given as provided hereunder change its address for service of Notice to any other recognized business address in the continental United States. Any address so designated shall include a street address for courier delivery.

          23.  Transfer by Landlord.

          (a) Landlord shall be free to transfer its fee interest in the Premises or any part thereof or interest therein to a Qualified Transferee, subject, however, to the terms of this Paragraph 23. Landlord shall be released from the responsibility for the performance of any liabilities and obligations which shall arise under the terms, covenants and conditions of this Lease subsequent to the date of any such permitted transfer. In no event shall a transfer or sale of Landlord's interest under any of the provisions of this Paragraph 23 be binding upon Tenant until Tenant has received a copy of the original instrument assigning Landlord's interest in this Lease. Such instrument shall evidence the fact that such assignee or transferee has assumed full and complete liability for all future obligations and responsibilities of Landlord (subject to the limitations set forth in Paragraph 38 of this Lease), which will arise under, out of and/or in connection with this Lease from and after the effective date of such assignment or transfer. In the event that Landlord transfers its interest in this Lease pursuant to this Paragraph 23, Tenant agrees to attorn to such assignee or transferee with respect to Tenant's obligations under this Lease so long as such assignee or transferee recognizes Tenant's rights under this Lease. Tenant shall, upon Landlord's or such transferee's written request, enter into an attornment agreement providing for such attornment. For purposes of this Lease, "Qualified
Transferee" shall mean a Person who shall represent in writing to Tenant that such Person and its Affiliates, if any (such Person and its Affiliates, if any, being referred to as the "Affiliated Group"), did not have combined gross revenues during such Affiliated Group's most recently completed fiscal year, adjusted to reflect the annual revenue run rate from any acquisition, merger or disposition completed or pending since the most recent fiscal year end, from all Competing Businesses in excess of the lesser of Fifty
Million Dollars ($50,000,000) or ten percent (10%) of such Affiliated Group's combined gross revenues from all sources. For purposes of the foregoing, a "Competing Business" is (i) a business which provides products and/or services to the pre-Kindergarten through Grade 12 educational market, or (ii) the wholesale and retail stationery and office supplies business (SIC Code 5112). Tenant shall respond in writing to any inquiries from Landlord within fifteen
(15) days from receipt of any inquiry as to the propriety of a sale to an identified prospective purchaser which may or may not be a Qualified
Transferee pursuant to this Subparagraph 23(a). Any such prospective purchaser identified by Landlord in any such inquiry and not indicated by Tenant, in a written notice to Landlord given within such fifteen
(15) day period following such inquiry by Landlord, to be a person falling within the prohibited category or group, shall be considered a Qualified Transferee under this Subparagraph 23(a) until the later of (x) the date one (1) year after (I) the date of receipt by Landlord of Tenant's response to such inquiry, or (II) the date of expiration of such fifteen (15) day period as to any such inquiry to which Tenant fails to respond, or (y) if Landlord enters into a contract for transfer within such one (1) year period, the date such contract for transfer is closed, terminated or expires. The provisions of Subparagraphs 23(a) and 23(b) shall not apply to a foreclosure sale with respect to any Mortgage or to the first sale of the Premises thereafter.

          (b) If, during the Lease Term, Landlord intends to sell its interest in the Premises, Landlord shall give Tenant written notice thereof which shall include a proposed purchase price for the Premises (the "Sale
Notice"). So long as no Event of Default has occurred and is continuing, Tenant shall have the right to purchase Landlord's entire interest in the Premises
(but not less than such entire interest) upon the same terms and conditions set forth in the Sale Notice and this Subparagraph 23(b), which right shall be exercised, if at all, only by giving Landlord written notice thereof (the "Tenant's Purchase Notice") within fifteen (15) business days after Tenant's receipt of the Sale Notice. Upon giving the Tenant's Purchase
Notice to Landlord, Tenant shall be obligated to purchase Landlord's interest in the Premises at the price and on the terms and conditions set forth in the Sale Notice and this Subparagraph 23(b), such purchase to be consummated as soon as is reasonable but in any event within ninety (90) days after the Tenant's
Purchase Notice is received by Landlord. The provisions of Exhibit 15-2 shall be applicable to such a purchase as if the purchase was occurring pursuant to Paragraph 15, except that (i) the purchase price shall be as set forth in the Sale Notice, and (ii) the expenses of sale shall be shared equally, other than attorneys' fees as respects which each party shall pay its own counsel. The foregoing provisions of this Subparagraph 23(b) shall not apply to the sale by Landlord to any Affiliate of Landlord or any Affiliate of any partner, shareholder, member or beneficiary of Landlord, provided such Affiliate is a Qualified
Transferee, but any such Affiliate shall remain subject to the provisions of this Subparagraph 23(b). If
Tenant fails to strictly comply with the provisions of this Subparagraph 23(b) including the time period for the giving of the Tenant's Purchase Notice, Landlord shall not be obligated to sell its interest in the Premises to Tenant and Landlord, so long as it shall have strictly complied with the provisions hereof, shall be free to transfer its interest in the Premises to any Qualified Transferee so long as the purchase price is not less than ninety-two and five-tenths percent (92.5%) of the purchase price set forth in the Sale Notice (the "Minimum Price"). Upon Landlord's written request, Tenant shall confirm in writing for the benefit of any proposed transferee that, if such be the case, Landlord has complied with this Subparagraph
23(b) and that Landlord is free to sell Landlord's interest in the Premises for not less than a specified amount which shall equal the Minimum Price.

          24.  Mortgaging by Landlord.

          Landlord shall be free to grant one or more mortgages, deeds of trust or like security interest in the Premises and this Lease (individually a "Mortgage") to one or more mortgagees, deed of trust trustees or other grantees (individually, together with each holder of any note secured thereby, a "Mortgagee") on the condition that either (a) this Lease shall be superior to the Mortgage, or (b) if this Lease is to be subordinate to the Mortgage, Tenant receives from the Mortgagee a nondisturbance agreement reasonably acceptable to Tenant, provided that in no event shall this Lease be subordinated to a junior mortgage and any attempted subordination of this Lease to a junior mortgage shall, at the option of the first Mortgagee, be void and of no effect. Tenant agrees to attorn, at the request of any Mortgagee, to such Mortgagee or other transferee upon a transfer of title by reason of foreclosure of such Mortgage or deed in lieu of foreclosure thereof. No such transfer shall be effective as to Tenant until Tenant receives written notice thereof and a copy of the deed or other instrument evidencing such transfer. In connection with any proposed transfer, pledge or mortgage of Landlord's fee interest in the Premises or any portion of the ownership interests in Landlord, Tenant shall, within fifteen (15) days after Landlord's written request therefor, provide Landlord and the proposed transferee and/or Mortgagee with confirmation in writing that Tenant shall recognize such transferee and Mortgagee as such in the event of the consummation of the transaction described in such notice.

          Without limiting the generality of the
foregoing, at the written direction of Landlord, Tenant shall agree in writing in respect of a first Mortgage for the benefit of the Mortgagee thereunder that (i) the Mortgagee is a direct assignee of Landlord's interest under this Lease and (ii) until said Mortgage has been released of record, all payments of Basic Rent and Additional Rent (including any payments in respect of a conveyance of the Premises to Tenant pursuant to the terms of this Lease) are to be made as set forth in said direction and no subsequent direction, election or approval by Landlord shall be honored by Tenant until said Mortgage has been released of record unless the Mortgagee consents in writing to such subsequent direction, election or approval. Any Mortgagee which becomes an assignee of Landlord's interest in this Lease, whether by foreclosure of a Mortgage or pursuant to a deed in lieu thereof, or any successor to such assignee, shall not be obligated to perform any duty, covenant or condition required to be performed by Landlord under any of the terms hereof (except for obligations that first arise on and after such time as the Mortgagee shall obtain title to the Premises following foreclosure or deed in lieu of foreclosure), but on the contrary, Tenant and Landlord, by their respective executions hereof, each acknowledge and agree that notwithstanding any such assignment each and all of such duties, covenants or conditions required to be performed by Landlord shall survive any such assignment and shall be and remain the sole liability of Landlord. Subject to the SNDA and the prior sentence, any transferee of Landlord's interest which acquires such interest from a Mortgagee, and any purchaser of such interest at a foreclosure sale in respect of a Mortgage (or transferee of a deed in lieu of such a foreclosure), shall not be obligated to any duty, covenant or condition required to be performed by Landlord under any of the terms hereof, which obligation first arises prior to said transferee's or purchaser's acquisition of Landlord's interest under this Lease, shall not otherwise be liable for the defaults of any prior Landlord hereunder and shall not be obligated to account for or be subject to any offset in respect of (and Tenant shall be given no credit for) any payment of rent made more than ten (10) days in advance of the due date of such payment unless and then only to the extent such rental payment is actually received by such Mortgagee or transferee. Without limiting the foregoing, Tenant acknowledges and agrees that the rights of all such assignees, purchasers and transferees in and to Basic Rent and Additional Rent shall not be subject to any abatement whatsoever, or be subject to any defense, setoff, counterclaim or recoupment or reduction of any kind by reason of any event or circumstance which occurred prior to the date upon which any such assignee, purchaser or transferee obtained title to the Premises or the Landlord's interest in this Lease. Tenant shall pay when due all fees and expenses of any Mortgagee and its attorneys which are payable by Landlord pursuant to the terms of the Mortgage and which arise by reason of any default under this Lease or any request by Tenant for any amendment or modification of, or waiver or consent relating to, the terms of this Lease, any assignment or subletting or otherwise affecting the Premises.

          25.  Estoppel Certificates.

          (a) Tenant shall at any time and from time to time, upon not less than ten (10) days prior request by Landlord or any Mortgagee, execute, acknowledge and deliver to such requesting party executed Tenant's
Certificates substantially in the forms attached hereto as Exhibits 25-1 and 25-2 to the extent then factually correct; together with such other factually correct information pertaining to this Lease as may be reasonably requested by Landlord or any Mortgagee. Any such certificate may be relied upon by any Mortgagee, prospective purchaser or prospective Mortgagee of the Premises.

          (b) Landlord shall at any time and from time to time, upon not less than ten (10) days prior request by Tenant, execute, acknowledge and deliver to Tenant (or as Tenant may reasonably direct), a certificate reciting factually correct information pertaining to this Lease as reasonably requested by Tenant, including, without limitation, whether to Landlord's actual knowledge Tenant is then in default hereunder, the last dates and amounts of Rent paid hereunder and the dates of any modifications to this Lease. Such certificates may be relied upon by the parties to whom Tenant requests that they be addressed, including
Tenant's lenders or a potential purchaser of Tenant.

          26.  No Merger.

          There shall be no merger of this Lease or the leasehold estate hereby created with the fee estate in the Premises or any part thereof by reason of the same person acquiring or holding, directly or indirectly, this Lease or the leasehold estate hereby created or any interest in this Lease or in such leasehold estate as well as the fee estate in the Premises or any portion thereof.

          27.  Surrender.

          Upon the termination of this Lease, Tenant shall peaceably surrender the Premises to Landlord in the condition in which the Premises is to be kept under the other provisions of this Lease, including without limitation, Paragraph 10. Tenant shall, at Tenant's expense, remove from the Premises prior to such termination all property not owned by Landlord, and immediately repair any damage caused by such removal.
Any such Property not so removed shall, at Landlord's election, become the property of Landlord. Landlord may thereafter cause such property to be removed and disposed of and the cost of repairing any damage caused by such removal shall be borne by Tenant.
Notwithstanding anything to the contrary contained herein, upon termination of this Lease, all building fixtures and mechanical systems, including, but not limited to, the plumbing, electrical, heating, ventilation and air conditioning systems, shall remain on the Premises and shall become the property of Landlord.

          28.  Severability.

          Each and every covenant and agreement
contained in this Lease is separate and independent, and the breach of any thereof by Landlord shall not discharge or relieve Tenant from any obligation hereunder. If any term or provision of this Lease or the application thereof to any person or circumstances shall at any time be invalid and unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances or at any time other than those to which it is invalid or unenforceable, shall not be affected thereby, and each such remaining term and provision of this Lease shall valid and shall be enforced to the extent permitted by law.

          29.  Savings Clause.

          No provision contained in this Lease which purports to obligate the Tenant to pay any amount of interest or any fees, costs or expenses which are in excess of the maximum permitted by applicable law shall be effective to the extent that it calls for payment of any interest or other sums in excess of such maximum.

          30.  Binding Effect.

          Subject to Paragraph 24, all of the
covenants, conditions and obligations contained in this Lease shall be binding upon and inure to the benefit of the respective successors and assigns of Landlord, Tenant and any Mortgagee.

          31.  Memorandum of Lease.

          Simultaneously with the execution and
delivery hereof, Landlord and Tenant shall enter into and record, at Tenant's expense, a memorandum of this Lease in the form of Exhibit 31 attached hereto.

          32.  Table of Contents; Headings.

          The table of contents and headings used in this Lease are for convenient reference only and shall not to any extent have the effect of modifying, amending or changing the provisions of this Lease.

          33.  Governing Law.

          This Lease shall be governed by and
interpreted under the laws of the state in which the Premises are located.

          34.  Certain Definitions.

          (a)  The term "Legal Requirements" means collectively
(i) all laws, rules, regulations, ordinances or orders, in effect from time to time, of all federal, state, local, county and other governmental authorities having authority over the Premises, any portion thereof, the use thereof, Tenant or Landlord, including without limitation, all Environmental Laws and the Americans
With Disabilities Act of 1990, 42 U.S.C. Section 12101 et seq. and (ii) all covenants, restrictions and agreements to which the Premises are subject.

          (b)  The term "Imposition" means:

               (i) all real estate taxes which either become due during the Term or accrue during the Term and all other assessments (including assessments for benefits from public works or improvements, whether or not begun or completed prior to the commencement of the Term of this Lease and whether or not to be completed within the
          Term), levies, fees, water and sewer rents and charges, and all other governmental charges of every kind, general and special, ordinary and extraordinary, whether or not the same shall have been within the express contemplation of the parties hereto, together with any interest and penalties thereon, which are, at any time, imposed or levied upon or assessed against
          (A) the Premises or any part thereof, (B) any Basic Rent or any Additional Rent, (C) this Lease or the leasehold estate hereby created or which arise in respect of the ownership, operation, possession, occupancy or use of the Premises and which either become due during the Term or accrue during the Term;

               (ii) any gross receipts or similar taxes imposed or levied upon, assessed against or measured by the Basic Rent or Additional Rent hereunder or levied upon or assessed against the Premises (but calculated assuming the Basic Rent and Additional Rent are the only receipts of Landlord);

               (iii) all sales and use taxes which may be levied or assessed against, or payable by, Landlord or Tenant on account of the acquisition, payment of rent or leasing or use of the Premises or any portion thereof; and

               (iv) all charges for water, gas, light, heat, telephone, electricity, power and other utilities and communications services rendered or used on or about the Premises.

          (c) The term "Lease" means this Lease, as amended and modified from time to time, together with any memorandum or short form of lease entered into for the purpose of recording.

          (d) The term "Landlord" means the owner of the rights of the Landlord under this Lease and upon any assignment or transfer of such rights, except an assignment or transfer made as security for an obligation, any heirs, successors and assigns. The assignor or transferor shall be relieved of all future duties and obligations under this Lease provided the assignee or the transferee shall expressly agree in writing to be bound by and to assume all the covenants of Landlord hereunder arising from and after such assignment or transfer.

          35.  Assignment of Intangibles.

          No later than ninety (90) days following the expiration or earlier termination of this Lease, Landlord may require in a written notice to Tenant that Tenant assign to Landlord, effective as of such expiration or earlier termination of the Term, all rights of Tenant in and to such intangible personal property used by Tenant in connection with the Premises as is designated by Landlord in such notice, including, without limitation, any contract rights, guaranties, licenses, permits, registrations and warranties
(including without limitation licenses, permits and registrations pertaining to any clean-up or remediation of Hazardous Material on or about the Premises to the extent such licenses, permits and registrations may be assigned to Landlord) but excluding any trade names, service marks, corporate names or other business licenses used by Tenant in the operation of its business. Subject to and without release of any obligation of Tenant to Landlord under this Lease which by the terms of this Lease survives the termination or expiration of this Lease, including without limitation
Tenant's indemnity obligations under Paragraphs 7 and 8 of this Lease, Landlord shall assume any future obligations of Tenant in respect of any such assigned intangible personal property in form reasonably acceptable to Landlord and Tenant. Tenant shall execute such assignments and/or bills of sale of the intangible personal property as Landlord may reasonably request, provided the same do not impose any additional liability on Tenant and are otherwise reasonably acceptable to Tenant. The obligations of Tenant under this Paragraph 35 shall survive the expiration or earlier termination of this Lease.

          36.  Representation and Warranties.

          To induce Landlord to enter into this Lease, Tenant makes the representations and warranties set forth in Exhibit 36 to this Lease.

          37.  Exhibits.

          The Exhibits attached hereto are hereby
incorporated by reference into this Lease and made a part hereof.

          38.  Exculpatory Clause.

          Notwithstanding any provision of this Lease to the contrary, the liability of Landlord under and with respect to this Lease shall be limited to the interest of Landlord in the Premises, and any judgment in favor of Tenant or any party claiming by, through or under Tenant against Landlord shall be collectible only out of Landlord's interest in the Premises, and in no event shall any judgment for damages be entered against Landlord which is in excess of the value of such interest.

          39.  Jury Waiver.

          Landlord and Tenant each hereby waive any right it may have to trial by jury in any action or proceeding arising from a dispute under this Lease.

          40.  Quiet Enjoyment.

          So long as Tenant is not in default of any of its covenants and obligations under this Lease, Tenant shall be entitled to peaceful and quiet enjoyment of the Premises, subject, however, to the express terms and conditions of this Lease, including without limitation, Paragraph 6 hereof.

          (a) Landlord shall join in, and shall cause any Mortgagee to join in and subordinate the Mortgage to, easements or reciprocal easement agreements (each a "Tenant Easement" and collectively "Tenant Easements") required for Tenant's use and operation of the Premises, provided (i) Tenant receives no compensation for such easements, (ii) such Tenant Easement does not reduce the value of the Premises or the projected value of the Premises at the end of the Term, and (iii) such Tenant Easement is otherwise reasonably acceptable to Landlord and Mortgagee. Landlord and Mortgagee shall not unreasonably withhold or delay their consent to any such Tenant Easement.

          (b) Tenant shall join in easements or reciprocal easement agreements (each a "Landlord Easement" and collectively "Landlord Easements") which are either
(i) reasonably required for the operation of the Premises (as opposed to Tenant's business on the Premises) or which (ii) (A) do not materially interfere with Tenant's use and operation of the Premises, (B) impose no material obligations on Tenant and (C) are otherwise reasonably acceptable to Tenant.

          41.  Early Termination Option.

          (a) Provided no Event of Default shall exist at the time notice is given by Tenant hereunder, Tenant shall have the right on one (1) occasion only to give
Landlord written notice of Tenant's desire to cause an early termination of this Lease as follows:

               (1)  On no less than twelve (12) months
          and no more than fifteen (15) months prior written notice to Landlord designating as a proposed termination date the first day of the eleventh year of the Primary Term or the first day of any subsequent year of the Primary Term; or

               (2)  On no less than fifteen (15) months
          and no more than eighteen (18) months prior notice designating as a proposed termination date the first business day of any calendar month in or after the eleventh year of the Primary Term

(the date designated pursuant to clause (1) or (2) being the "Proposed Early Termination Date" and any written notice of early termination given pursuant to clause (1) or (2) being an "Early Termination Notice").
The Early Termination Notice shall be deemed to be a continuing offer by Tenant (until the end of the Marketing Period (as defined below)) to terminate this Lease on the terms set forth in this Paragraph 41.
During the Marketing Period, Landlord shall reasonably cooperate with Tenant to allow Tenant to market the sale of Landlord's interest in the Premises, though in no event shall Tenant have any right to act as Landlord's agent or broker or to bind Landlord in any way. Landlord may also market the sale of Landlord's interest in the Premises, and Tenant shall reasonably cooperate with Landlord's marketing activities. It is understood that any such marketing and any sale of Landlord's interest in the Premises under this Paragraph 41 shall be based on a sale free and clear of this Lease. Tenant shall pay all expenses in connection with such marketing efforts (including without limitation the preparation of brochures, advertising and other customary marketing expenses
("Marketing Expenses")) incurred by Tenant and all Marketing Expenses incurred by Landlord and approved in advance by Tenant, which approval shall not be unreasonably withheld. Landlord's reasonable Marketing
Expenses shall be reimbursed by Tenant within twenty
(20) days after each request therefor. Landlord and Tenant each shall promptly provide to the other a copy of each written offer, term sheet or letter of intent received during the Marketing Period by such party for the purchase of Landlord's interest in the Premises.

          During the period following Landlord's
receipt of the Early Termination Notice and prior to the earliest to occur of (A) the Proposed Early
Termination Date, (B) the giving by Landlord of a Notice of Acceptance or (C) the giving by Landlord of a Notice of Qualified Offer Rejection (as defined below)
(the "Marketing Period"), Landlord may sell its interest in the Premises on whatever terms it chooses;
provided, however, that:

               (i)  Landlord will not accept any offer
          without Tenant's written consent unless the Adjusted Price is at least equal to ninety percent (90%) of the applicable purchase price set forth on Exhibit 15-1 (the
          "Scheduled Price");

               (ii) subject to Paragraph 41(d)(ii)
          below, Landlord will accept a Qualified Offer if Landlord receives one, so long as the Adjusted Price is at least equal to one hundred ten percent (110%) of the applicable
          Scheduled Price; and

               (iii) subject to Paragraph 41(d)(ii)
          below, if no such Qualified Offer with an Adjusted Price at least equal to one hundred ten percent (110%) of the applicable
          Scheduled Price is received by Landlord by the end of the sixth (6th) month of the Marketing Period, then, subject to
          Subparagraph (d) below, Landlord will
          thereafter during the Marketing Period accept any Qualified Offer, whatever the Adjusted
          Price, if Tenant specifically directs
          Landlord in writing to accept such Qualified
          Offer.

          (b)  A "Qualified Offer" shall mean an offer
from a financially responsible party (who is not Tenant or any Affiliate of Tenant or any Affiliate of Landlord) for an all-cash sale, accompanied by earnest money of not less than two percent (2%) of the sale price (which may be non-forfeitable for a due diligence period of up to sixty (60) days, after which it becomes forfeitable), which calls for a closing not earlier than the Proposed Early Termination Date and not later than three (3) months after the Proposed Early
Termination Date and with provisions for termination of Tenant's possession rights consistent with the provisions of Subparagraph 41(c)(ii), and which does not contain, in Landlord's reasonable judgment, any provisions which are not customary in the locality of the Premises or which cannot reasonably be performed or caused to be performed by Landlord at Tenant's cost.
Further, Landlord shall not be obligated to provide the purchaser with any representations, warranties, liabilities or indemnities with respect to the Premises, beyond the delivery at closing of (A) a special warranty deed subject only to the items described in clause B of Exhibit 15-2, (B) such seller's affidavit or similar document as customarily provided to the title company or purchaser in connection with similar sales in the state in which the Premises are located, as respects which it shall be indemnified by Tenant and (C) other agreements or documents, if any, as the purchaser may reasonably require and as to which Landlord is fully indemnified under a surviving provision of the Lease or an agreement delivered by Tenant in connection with such sale.

          The "Adjusted Price" shall be the gross
purchase price set forth in the Qualified Offer, reduced by the amount of any brokerage commissions or finder's fees which would have to be paid by Landlord thereunder. Notwithstanding the foregoing, the gross purchase price shall not, without the prior written consent of Tenant, be reduced by (i) brokerage commissions or finder's fees (inclusive of any commissions or fees payable to any Affiliates of Landlord) in excess of six percent (6%) of the gross purchase price or (ii) brokerage commissions or finder's fees payable to Affiliates of Landlord in excess of three percent (3%) of the gross purchase price (any brokerage commissions or fees excluded as aforesaid being "Excess Fees").

          An "Affiliate" of a party shall mean a person or entity (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under a common control with, the applicable party, (ii) which beneficially owns or holds fifty percent (50%) or more (by number of votes) of any class of the voting stock of the applicable party, or
(iii) fifty percent (50%) or more (by number of votes) of the voting stock (or in the case of a person which is not a corporation, fifty percent (50%) or more of the equity interest) of which is beneficially owned or held by the applicable party or its subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity through the ownership of voting securities, by contract of otherwise.

          (c)  If during the Marketing Period Landlord
enters into a contract to sell its interest in the Premises pursuant to the foregoing provisions of this Paragraph 41 (a "Purchase Contract"), Landlord will use good faith efforts to close the sale in accordance with such contract. The date of the actual closing of such sale is hereinafter referred to as the "Early
Termination Closing Date."

          On the Early Termination Closing Date but only if a closing under the Purchase Contract occurs, each of the following clauses (i) through (vi) shall apply:

               (i)  Landlord and Tenant shall execute
          an agreement terminating this Lease as of the Early Termination Closing Date, and deliver such evidence of authority for the execution thereof as shall be reasonably required by the purchaser and/or any title insurer.

               (ii) Tenant shall vacate the Premises
          and this Lease shall terminate on the Early
          Termination Closing Date and upon such
          vacation the Premises shall be returned to Landlord or to the purchaser in the condition required under the Lease.

               (iii)     In connection with any sale of
          the Premises pursuant to this Paragraph 41, but not if the Lease terminates without a sale by Landlord, Tenant shall deliver to Landlord an irrevocable undertaking from
          Tenant obligating Tenant to (A) refrain from owning or using the Premises for a period of two (2) years from the Early Termination
          Closing Date (the "Prohibition Period") and
          (B) cause all of its Affiliates to refrain from owning or using the Premises during the Prohibition Period. Such undertaking shall provide for liquidated damages against
          Tenant, in the event of violation of any of such covenants, in the amount of the Basic
          Rent which would have accrued during the Prohibition Period if this Lease had not been terminated and, if the Prohibition Period includes a period after the end of the Primary

          Term, assuming that the Basic Rent
          for such period is at a rate equal to One
          Hundred Ten percent (110%) of the Basic Rent for the last year of the Term.

               (iv) Tenant shall make payment (the
          "Early Termination Payment") to Landlord, in good funds by wire transfer, equal to the amount, if any (but not less than zero), by which the aggregate of the Scheduled Price applicable at the Early Termination Closing
          Date, plus all applicable Prepayment
          Premiums, exceeds the Net Sales Proceeds of the sale;

               (v)  Tenant shall pay on the Early
          Termination Closing Date, all costs of
          operation of the Premises incurred or accrued through such date including utilities and Impositions (collectively, "Accrued Property
          Expenses") and all accrued Basic Rent;

               (vi) Landlord shall distribute the
          amount, if any, by which Net Sales Proceeds less all applicable Prepayment Premiums exceeds the aggregate of the Scheduled Price determined as of the Early Termination
          Closing Date, in the following order of
          priority:

                    (1)  First, to the extent
               sufficient therefor, to reimburse Tenant for Marketing Expenses in connection with such sale;

                    (2)  The balance, to Landlord.

               The "Net Sales Proceeds" of such sale
          shall be the Adjusted Price minus any and all costs and expenses incurred by Landlord in connection with such sale (other than brokerage commissions deducted in computing the Adjusted Price and, in any event, excluding Excess Fees), including without limitation, closing costs, net prorations, attorneys' fees, transfer taxes, costs of title insurance, survey costs, costs of environmental reports and any and all other reasonable expenses incurred by Landlord in effectuating such sale. Marketing Expenses shall not be deducted in calculating Net
          Sales Proceeds but rather shall be paid by Tenant pursuant to this Section 41. Since
          Tenant will pay all Accrued Property Expenses and accrued Basic Rent at the closing of such sale, Net Sales Proceeds shall be calculated without regard to prorations for such items.

               In the event Tenant fails to perform any of its obligations in connection with clauses
          (i), (ii), (iii), (iv) or (v) above, Tenant shall indemnify Landlord against any and all loss, damage, cost and expense incurred by Landlord as a result of such failure, including without limitation, reasonable attorneys' fees, and all loss, damage, cost and expense incurred under any contract to sell Landlord's interest in the Premises, whether or not the closing occurs. In no event shall Landlord be obligated to close unless Tenant performs all such obligations at or prior to such closing.

          (d)  Notwithstanding any of the foregoing
provisions of this Paragraph 41 to the contrary:

               (i)  Subject to clauses 41(d)(ii) and
          (iii) below, if a Purchase Contract is not entered into during the Marketing Period, or if for any reason whatsoever the closing of the sale fails to occur as provided in the Purchase Contract (including without limitation, the breach by the purchaser thereunder, but excluding a failure caused solely due to Landlord's breach of such a contract, which breach by Landlord was not due to a breach by Tenant of its obligations under this Paragraph 41 or any other provision of this Lease), then this Lease shall not terminate and shall continue in full force and effect, provided, however, that in the event of any failure to close caused by a breach of the purchaser, the Earnest Money under the contract shall first be applied to Marketing Expenses, including but not limited to amounts payable to brokers, if any, and costs of collection and attorneys' fees, if any, incurred in connection with the sale transaction and recovery of the Earnest Money, and the balance of the Earnest Money shall be equally divided between Landlord and Tenant, and Landlord shall assign to Tenant any and all of its remaining rights and claims against said purchaser, provided further that, if Tenant prosecutes any of such remaining rights against the defaulting purchaser, it shall indemnify Landlord against all claims asserted by the purchaser against Landlord in connection with or arising from any enforcement or other legal action brought by Tenant.

               (ii) Landlord may elect to reject by
          written notice (which notice, to be
          effective, must be countersigned by the first
          Mortgagee) (the "Notice of Qualified Offer
          Rejection") a Qualified Offer during the Marketing Period which Landlord would otherwise be required under Paragraph
          41(a)(ii) or (iii) to accept. Landlord shall include with the Notice of Qualified Offer
          Rejection a copy of such rejected Qualified
          Offer ("Rejected Qualified Offer").  If
          Landlord duly gives a Notice of Qualified
          Offer Rejection, then, on the Proposed Early
          Termination Date, (w) this Lease shall
          terminate, (x) Tenant shall pay all Accrued
          Expenses and accrued Basic Rent, (y) Tenant shall vacate and return the Premises to Landlord in the condition required under this Lease, and (z) Tenant shall pay Landlord the Early Termination Payment with (i) Net Sales
          Proceeds being deemed to be the Net Sales
          Proceeds (as reasonably determined by
          Landlord and Tenant) which would have been received if the Qualified Offer had been accepted and had closed on the Proposed Early
          Termination Date, and (ii) the Scheduled
          Price and applicable Prepayment Premiums being determined as of the Proposed Early
          Termination Date.

               (iii) At any time after Landlord receives the Early
                    Termination Notice and prior to the receipt by Landlord of a Qualified Offer, which Landlord is obligated to accept pursuant to Paragraph 41(a), Landlord may by written notice to Tenant (which notice, to be effective, must be countersigned by the first Mortgagee) (the "Notice of Acceptance") accept Tenant's offer to terminate the Lease as contained or deemed contained in Tenant's Early Termination Notice, in which event on the Proposed Early Termination Date (w) this Lease shall terminate, (x) Tenant shall pay all accrued Basic Rent and Accrued Property Expenses, (y) Tenant shall vacate and return the Premises to Landlord in the condition required under this Lease, and (z) Tenant shall be released from any continuing obligation to pay Landlord any amount in respect of the Early Termination Payment.

          (e)  The obligations of the parties under
this Paragraph 41 which accrue prior to the termination of the Lease shall survive the termination of the Lease.

          42.  Landlord Initiated Financing.

          In the event that, at any time during the Primary Term, Landlord refinances its Mortgage debt,
Landlord shall give Tenant written notice ("Landlord Initiated Finance Notice") thereof no later than thirty
(30) days following the closing thereof, which notice shall specify the Financing Expenses (or if the notice is given prior to closing of the refinancing, the estimated Financing Expenses) and material terms of the refinancing. If the Landlord Initiated Finance Notice does not specify the actual Financing Expenses, Landlord shall, by written notice, advise Tenant of the actual Financing Expenses promptly following the establishment of the same. Landlord may give the Landlord Initiated Finance Notice at any time prior to the closing of the refinancing provided the material terms of the refinancing have been established.
Provided no Event of Default has occurred and is continuing, Tenant may, within fifteen (15) days following receipt of such Landlord Initiated Finance
Notice or, if later, within fifteen (15) days following receipt by Tenant of Landlord's statement of the actual Financing Expenses, elect by written notice (the
"Finance Election Notice") to Landlord to share in the Interest Savings (as defined below). In the event that, at the time the Finance Election Notice is given, the closing of the financing has occurred, then, to be effective, the Finance Election Notice shall be accompanied by payment by Tenant to Landlord of an amount equal to Tenant's Share of the Financing
Expenses. In the event the closing of the refinancing occurs after the Finance Election Notice is given, the Tenant shall pay to Landlord at or prior to the closing of the financing an amount equal to Tenant's Share of the actual Financing Expenses. If Tenant gives a timely Finance Election Notice and pays Tenant's Share of the Finance Expenses in accordance with this Paragraph 42, then, after the closing of the refinancing, Tenant shall be entitled to a rent credit with respect to each monthly installment of Basic Rent due thereafter during the Primary Term equal to fifty percent (50%) of the Interest Savings, if any, with respect to the debt service payment due on or about the due date of such installment of Basic Rent. "Interest Savings" shall mean the amount, if any, by which the interest component of a scheduled monthly debt service payment under the new
Mortgage debt is less than the product of one-twelfth of the annual interest rate applicable under the paid off Mortgage debt times the principal amount of the new
Mortgage debt outstanding immediately prior to application of such monthly debt service payment. Tenant shall not be entitled to share in Interest Savings or to any other credit, offset, relief or damages if the financing contemplated in a Landlord Initiated Finance Notice does not close regardless of the reason for such failure to close, even Landlord's voluntary default under the loan commitment. Notwithstanding the foregoing provisions of this Paragraph 42, Tenant shall not be entitled to any Interest Savings with respect to any monthly installment of Basic Rent which is not paid on or before the expiration of any grace period following the due date thereof or with respect to any monthly installment of Basic Rent which is paid during the continuance of any Event of Default. Moreover, Tenant shall not be entitled to share in any interest savings occurring during any period after the Primary Term.
For purposes of this Paragraph 42, (a) "Financing
Expenses" shall mean (i) all Prepayment Premiums or other premium, penalty, yield maintenance or other fees required to prepay the then existing debt and any commitment fees and other similar charges incurred in obtaining the new financing, and (ii) all other costs and expenses incurred by Landlord and the Mortgagee and the new lender in connection with any refinancing of Landlord's Mortgage debt, including without limitation, recording fees, title insurance expenses and fees and expenses of Landlord's counsel, Mortgagee's counsel and counsel to the new lender; (b) "Tenant's Share of Financing Expenses" shall mean 100% of the items listed in clause (i) of the definition of Financing Expenses plus Tenant's Pro Rata Portion of the items listed in clause (ii) of the definition of Financing Expenses;
and (c) "Tenant's Pro Rata Portion" shall mean a fraction, the numerator of which shall be the number of whole calendar months remaining in the Primary Term of the Lease following the closing of the refinancing and the denominator of which shall be the number of whole calendar months in the term of the refinancing loan.

          IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above set forth.

                           LANDLORD:

                           SSI MANSFIELD, L.L.C., a Delaware
                           limited liability company

                           By  MESIROW REALTY SALE-LEASEBACK,
                               INC., an Illinois corporation, an
                               authorized signatory


                               By  /s/ Garry W. Cohen
                                   ------------------------------------------
                               Name    Garry W. Cohen
                               Its     Senior Executive Vice President

                           TENANT:

                           SCHOOL SPECIALTY INC., a
                           Wisconsin corporation

                            By  /s/ Daniel P. Spalding
                                ---------------------------------------------
                            Name    Daniel P. Spalding
                            Its     Chairman & CEO

                           EXHIBITS

Exhibit 1.1         Legal Description
Exhibit 5-1         Interim Term and Primary Term Basic Rent
Exhibit 5-2         Extended Term Basic Rent
Exhibit 2           Permitted Exceptions
Exhibit 15-1        Purchase Price Schedule
Exhibit 15-2        Additional Sales Closing Requirements
Exhibit 17          Determination of Fair Market Value
Exhibit 25-1        Estoppel Certificate
Exhibit 25-2        Estoppel Certificate
Exhibit 31          Memorandum of Lease
Exhibit 36          Representations and Warranties



The above exhibits to this document have been omitted.
The exhibits will be furnished supplementally to the Securities and Exchange Commission upon request.